Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY                  , HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL

Execution Version

CONFIDENTIAL

LOAN AGREEMENT

Dated as of April 26, 2022

between

Merqueo S.A.S.,

as Borrower

and

Blue like an Orange Sustainable Capital - Latin America Holdings II S.A.R.L., as lender

CONFIDENTIAL

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BlaO Loan Agreement

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ANNEXES, SCHEDULES AND EXHIBITS

ANNEXES

ANNEX 1:	DEFINITIONS
ANNEX 2:	ENVIRONMENTAL AND SOCIAL PROVISIONS

SCHEDULES

SCHEDULE 1:	MEMBER COUNTRIES OF IDB INVEST
SCHEDULE 2:	LIST OF EXCLUDED ACTIVITIES
SCHEDULE 3:	IMPACT & SUSTAINABILITY INDICATORS
SCHEDULE 3.1.4	RELEVANT AUTHORIZATIONS APPLICABLE FOR MERQUEO BRAZIL AND MERQUEO MEXICO
SCHEDULE 4:	PERMITTED LIENS
SCHEDULE 5:	WAREHOUSE LEASES
SCHEDULE 6:	BORROWER’S SHARE CAPITAL
SCHEDULE 7:	KEY PERFORMANCE INDICATORS
SCHEDULE 8:	CORPORATE GOVERNANCE ACTION PLAN

EXHIBITS

EXHIBIT 1:	FORM OF DISBURSEMENT REQUEST
EXHIBIT 2:	FORM OF BORROWER’S CERTIFICATE REGARDING ORGANIZATIONAL DOCUMENTS/CORPORATE RESOLUTIONS
EXHIBIT 3:	FORM OF BORROWER’S SERVICE OF PROCESS LETTER
EXHIBIT 4:	FORM OF AUTHORIZATION TO AUDITOR
EXHIBIT 5:	FORM OF BORROWER’S CERTIFICATE OF INCUMBENCY AND AUTHORITY
EXHIBIT 6:	FORM OF BORROWER’S QUARTERLY CERTIFICATE
EXHIBIT 7:	FINANCIAL RATIOS COMPLIANCE CERTIFICATE
EXHIBIT 8:	FORM OF BORROWER’S LEGAL OPINION

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BlaO Loan Agreement

CONFIDENTIAL

LOAN AGREEMENT (together with all Annexes, Schedules and Exhibits hereto, this “Agreement”) dated as of April 26, 2022 (the “Effective Date”), between:

(1)	MERQUEO S.A.S., a simplified stock corporation organized and existing under the laws of the Republic of Colombia (the “Borrower”); and

(2)	BLUE LIKE AN ORANGE SUSTAINABLE CAPITAL - LATIN AMERICA HOLDINGS II S.A.R.L., a Luxembourg société à responsabilité limitée (“BlaO”), as lender of the BlaO Loan (as defined below).

ARTICLE 1

Definitions; Interpretation

Section 1.1 Definitions.

Capitalized terms used herein have the meanings provided in Annex 1 (Definitions).

Section 1.2 Interpretation.

In this Agreement, unless the context otherwise requires:

(i) headings are for convenience only and do not affect its interpretation;

(ii) singular terms include the plural and vice versa, and each gender includes all genders;

(iii) a reference to an Article, Section, paragraph, Schedule, Exhibit or Annex is a reference to that Article, Section or paragraph of, Schedule, Exhibit or Annex to, this Agreement, unless otherwise specified;

(iv) a reference to a document includes any amendment or supplement to, or replacement, novation or modification of, that document unless made in breach of this Agreement;

(v) the term “including” means “including without limitation”;

(vi) the terms “herein,” “hereof” and “hereunder” refer to this Agreement as a whole;

(vii) phrases such as “satisfactory to BlaO”, “approved by BlaO”, “acceptable to BlaO”, “as BlaO determines”, “selected by BlaO” and phrases of similar import, authorize BlaO to act and/or make the relevant determination in its sole discretion;

(viii) phrases such as “as BlaO may reasonably require” or “as BlaO may reasonably request” and phrases of similar import authorize and permit BlaO to act or decline to act in its reasonable discretion;

(ix) references to “knowledge,” “know” and “known” shall mean knowledge after due inquiry and references to such terms in respect of the Borrower shall be deemed to include the knowledge of the Founders; and

(x) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding”.

BlaO Loan Agreement

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Section 1.3 Business Day Adjustment.

If a payment is due on a date that is not a Business Day, such payment shall instead be due on the next succeeding Business Day. Interest, fees and charges (if any) thereon shall continue to accrue until the date such payment is made.

Section 1.4 Financial Calculations.

All financial calculations to be made for the purposes of this Agreement or any other Financing Document shall be determined in accordance with the Accounting Principles and, except as otherwise required by this Agreement, shall be based on the Borrower’s most recently issued quarterly Financial Statements furnished to BlaO under Section 5.3.2 (Unaudited Quarterly Financial Statements); provided however, that where financial calculations would otherwise be based on Financial Statements from the last quarter of a Financial Year, then, at BlaO’s option, those calculations will instead be based on the audited Financial Statements for the relevant Financial Year.

Section 1.5 BlaO’s Calculation or Determination Final.

Any calculation or determination by BlaO of any amount pursuant to this Agreement, including the Interest Rate, the Additional Interest, any other fees, Costs and compliance with any Financial Covenants, shall be final and conclusive and bind the Borrower unless the determination involved manifest error. BlaO’s internal records regarding payments made on account of the Obligations shall be conclusive and bind the Borrower unless the determination involved manifest error; provided, that the failure of BlaO to maintain such accounts or any error therein shall not affect the Borrower’s obligation to repay the BlaO Loan in accordance with this Agreement. BlaO shall not have any liability of any nature whatsoever as a result of any determination made by BlaO being proved to involve any error.

ARTICLE 2

Part 1: The BlaO Loan

Section 2.1 The BlaO Loan.

2.1.1 Subject to the terms and conditions of this Agreement, BlaO agrees to lend to the Borrower, and the Borrower agrees to borrow from BlaO, a loan (the “BlaO Loan”) in an aggregate principal amount of eighteen million Dollars ($18,000,000) (such commitment, the “BlaO Loan Commitment”).

2.1.2 The BlaO Loan shall rank pari passu with the IDB Invest Loan.

Section 2.2 Disbursement Procedure.

2.2.1 The Borrower may request Disbursements by delivering to BlaO at least ten (10) Business Days prior to each proposed Disbursement Date: (i) an irrevocable Disbursement Request, appropriately completed and duly executed by an Authorized Representative of the Borrower and (ii) all documents required to be delivered as a condition precedent to such Disbursement pursuant to Article 4 (Conditions Precedent to Disbursement) (other than any document that is required to be delivered only as of the relevant Disbursement Date).

2.2.2 All Disbursements (other than Disbursements of the Interest Reserve Amount) shall be made in Dollars to the Disbursement Account for further credit to the bank account of the Borrower in the Borrower’s Country or any other place acceptable to BlaO. Other than Disbursements of the Interest Reserve Amount which shall be made in accordance with Section 2.2.4 below, the Borrower shall not be permitted to request more than one (1) Disbursement per month or more than an aggregate of four (4) Disbursements. The first Disbursement shall be made in a whole Dollar amount of at least eight million Dollars ($8,000,000).

BlaO Loan Agreement

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2.2.3 Notwithstanding any other provision of this Agreement, no Disbursement shall be made where a related transfer of funds would violate any Applicable Law or the AML/CFT policies, procedures or controls of BlaO or any financial institution that is involved in the transfer of funds.

2.2.4 Interest Reserve.

(i) Notwithstanding anything to the contrary in this Agreement:

(a)	during the period commencing on the first Disbursement Date and ending on the first (1st) anniversary thereof (the “Interest Reserve Period”), two million Dollars ($2,000,000) of the BlaO Loan Commitment (the “Interest Reserve Amount”) shall not be available for Disbursement to the Borrower but instead shall be used to pay interest amounts owing on the BlaO Loan in accordance with this Section 2.2.4; and

(b)	during the Interest Reserve Period, BlaO may, at its sole discretion but with notice to the Borrower, make a Disbursement of all or a portion of the funds in the Interest Reserve Amount directly to itself in order to pay any amount of interest payable in respect of the BlaO Loan on any Interest Payment Date (or any other date on which interest becomes payable hereunder, in connection with a Mandatory Prepayment Event, an Event of Default or otherwise). For the avoidance of doubt, any such Disbursement shall be added to then-outstanding amount of the principal of the BlaO Loan.

(ii) After the expiration of the Interest Reserve Period, the Borrower may request a Disbursement of the balance of the Interest Reserve Amount in accordance with Section 2.2.1 (Disbursement Procedure).

Section 2.3 Repayment.

2.3.1 The Borrower shall repay the BlaO Loan in Dollars in equal semi-annual installments of principal on each Interest Payment Date commencing on the First Repayment Date and ending on the Loan Final Maturity Date, on which date the entire remaining outstanding principal amount of the BlaO Loan shall be due and payable in full.

2.3.2 Principal amounts repaid or prepaid may not be re-borrowed.

Section 2.4 Voluntary and Mandatory Prepayments.

2.4.1 Voluntary Prepayments.

(i) After the third anniversary of the Effective Date, the Borrower may prepay all or any portion of the BlaO Loan on any Interest Payment Date, upon at least thirty (30) days’ prior irrevocable written notice to BlaO, together with the fees, interest and Costs provided in Section 2.4.3 (Prepayment Fees and Costs).

BlaO Loan Agreement

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(ii) The Borrower may only make a total of two prepayments of the BlaO Loan under this Section 2.4, (a) the first of which shall be in an amount equal to fifty percent (50%) of the then-outstanding principal balance of the BlaO Loan and (b) the second of which shall be in an amount equal to the remaining principal balance of the BlaO Loan.

(iii) The Borrower shall deliver to BlaO, prior to the date of prepayment, either (a) evidence satisfactory to BlaO that any Authorizations necessary for the prepayment have been obtained or (b) a certification that no such Authorizations are required.

(iv) Notwithstanding anything to the contrary in this Section 2.4.1, after the third (3rd) anniversary of the Effective Date, the Borrower shall not be permitted to make a voluntary prepayment of the BlaO Loan under this Section 2.4.1, unless the Borrower provides evidence satisfactory to BlaO that the Borrower is making a simultaneous and pro-rated prepayment of the IDB Invest Loan in accordance with the terms of the IDB Invest Loan Agreement.

2.4.2 Mandatory Prepayments. Upon the occurrence of:

(i) Except in the case of a SPAC Transaction, a Change of Control without BlaO’s prior written consent, and in connection therewith BlaO shall grant or reject any request for such consent within thirty (30) days of the Borrower providing all relevant information reasonably requested by BlaO; provided, that any failure by BlaO to respond to any such consent request shall be deemed to be a rejection by BlaO; or

(ii) an Unauthorized Share Transaction (each, a “Mandatory Prepayment Event”),

(a) the Borrower shall prepay all Obligations, including amounts payable with respect to such prepayment pursuant to Section 2.4.3 (Prepayment Fees and Costs), (b) the BlaO Loan Commitment and the Borrower’s right to request any Disbursements shall be terminated, and (c) BlaO may exercise any remedies that may be available to BlaO under any Financing Document or Applicable Law. Any prepayment required by this Section 2.4.2 shall be due and payable no later than ten (10) days following the occurrence of the relevant Mandatory Prepayment Event.

2.4.3 Prepayment Fees and Costs.

(i) Prepayment Fees. With each prepayment of the BlaO Loan pursuant to Section 2.4.1 (Voluntary Prepayments), Section 2.4.2 (Mandatory Prepayments) or otherwise, the Borrower shall concurrently pay a prepayment fee in Dollars which, when added to the principal amount being prepaid plus all previous installments of principal prepaid or repaid plus all payments of interest, Additional Interest and fees paid to BlaO in respect of such principal amounts (or deemed allocated to such principal amounts in accordance with the last sentence of this Section 2.4.3(i)), would yield an amount equal to:

(a)	a twenty-two percent (22%) IRR on the BlaO Loan (or, in the case of a partial prepayment, the amount of principal amount being prepaid plus all previous installments of principal prepaid or repaid), if such prepayment is made on or after the third (3rd) anniversary of the Effective Date and prior to the fourth (4th) anniversary of the Effective Date;

(b)	a twenty-one percent (21%) IRR on the BlaO Loan (or, in the case of a partial prepayment, the amount of principal amount being prepaid plus all previous installments of principal prepaid or repaid), if such prepayment is made on or after the fourth (4th) anniversary of the Effective Date and prior to the fifth (5th) anniversary of the Effective Date; or

BlaO Loan Agreement

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(c)	a twenty percent (20%) IRR on the BlaO Loan (or, in the case of a partial prepayment, the amount of principal amount being prepaid plus all previous installments of principal prepaid or repaid), if such prepayment is made on or after the fifth (5th) anniversary of the Effective Date;

provided, that if a Mandatory Prepayment Event occurs before the third (3rd) anniversary of the Effective Date, the prepayment fee shall instead be an amount which would yield a twenty-two percent (22%) IRR assuming a three (3)-year time period; provided further, that in the case of a Mandatory Prepayment Event under Section 2.4.2(i) where (1) the Borrower requested BlaO’s consent to carry out a Change of Control in connection with the listing of its or its parent company’s Share Capital on a U.S. securities exchange registered with the U.S. Securities and Exchange Commission, (2) the Borrower provided to BlaO all relevant information reasonably requested by it, and (3) BlaO rejected such consent request in respect of the proposed Change of Control, such prepayment fee shall instead be an amount which would yield a sixteen percent (16%) IRR assuming a three (3)-year time period.

For the avoidance of doubt, the prepayment fee under this Section 2.4.3(i) shall not apply to a prepayment made pursuant to Section 2.11 (Illegality). For purposes of any IRR calculation for any prepayment fee in the case of a partial prepayment of the BlaO Loan: (x) all amounts of Additional Interest and fees previously paid to BlaO hereunder shall be deemed to have been allocated to the principal amount prepaid and all previous installments of principal prepaid or repaid pro rata, on the basis of the percentage of the aggregate principal amount of the BlaO Loan represented by the relevant prepayment and all previous installments of principal prepaid or repaid; and (y) the amount prepaid shall be deemed to be comprised of the earliest Disbursement(s) of the BlaO Loan made hereunder.

(ii) Interest and Costs. On the date of each prepayment of the BlaO Loan (including, for the avoidance of doubt, any prepayment made pursuant to Section 2.11 (Illegality)), the Borrower shall concurrently pay: (a) all accrued and unpaid interest on, and any Increased Costs incurred in connection with, the BlaO Loan; (b) any Costs then due pursuant to Section 2.12.4 (Other Costs); and (c) any other Obligations then due and payable.

Section 2.5 Application of Prepayments.

Amounts of principal prepaid under Section 2.4 (Voluntary and Mandatory Prepayments) shall be applied by BlaO to the outstanding installments of principal of the BlaO Loan in inverse order of maturity.

Section 2.6 Currency and Place of Payment.

2.6.1 Payments of all Obligations shall be made in Dollars, in immediately available funds, to BlaO at:

 Intermediary Bank Name:

 Intermediary Bank SWIFT:

 Account Number (IBAN):

 Beneficiary Bank Name:

 Beneficiary Bank SWIFT:

 Beneficiary Name:

 Beneficiary Account Number:

BlaO Loan Agreement

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or to such other account as BlaO may instruct (in either case, the “Receipt Account”) by no later than 11:00 a.m. New York City time, or at such other bank or banks, in such place or places, as BlaO may designate. BlaO may deem any payment received after that time to have been made on the next Business Day.

2.6.2 The payment obligations of the Borrower under this Agreement shall be discharged only to the extent that (and as of the date when) Dollars are received in the Receipt Account, notwithstanding the tender or payment (including by way of recovery under a judgment) of any amount in any currency other than Dollars. Accordingly, the Borrower shall pay such additional amount as is necessary to enable BlaO to receive, after conversion to Dollars, and transfer to the Receipt Account, the full amount due to BlaO under this Agreement. Notwithstanding the foregoing and Section 2.6.1, BlaO may require the Borrower to pay (or to reimburse BlaO) in any currency other than Dollars for (i) any Taxes or other amounts payable under Section 2.9 (Taxes) and (ii) any fees or Costs payable under Section 2.12 (Payment of Fees, Costs and Expenses), in each case to the extent such amounts are payable in such other currency.

Section 2.7 Allocation of Partial Payments.

If BlaO at any time receives less than the full amount then due in respect of the Obligations, such amount shall be allocated in the following order, any: (i) Costs; (ii) fees; (iii) default interest; (iv) ordinary interest;

(v) Additional Interest; and (vi) principal of the BlaO Loan.

Section 2.8 Default Interest.

Without limiting the remedies available to BlaO under this Agreement or otherwise and in addition to any amounts owing pursuant to Section 2.13 (BlaO Loan Interest), if the Borrower fails to pay any Obligation (including interest payable pursuant to this Section 2.8) when due (whether at maturity or upon acceleration), then the Borrower shall pay default interest on the unpaid amount (i) in the case of overdue principal, at a rate equal to two percent (2.0%) per annum, (ii) in the case of overdue interest or Additional Interest on the BlaO Loan, at a rate equal to the sum of two percent (2.0%) per annum plus the Interest Rate, and (iii) for all other overdue Obligations, at a rate of ten percent (10%) per annum. Interest at such rates shall accrue from the date an Obligation is due until the date paid and shall be due and payable on the earlier of the date of demand by BlaO and the next Interest Payment Date. Should such default interest exceed the maximum allowed by Applicable Law, the maximum interest rate allowed by Applicable Law shall apply.

Section 2.9 Taxes.

2.9.1 The Borrower shall timely pay or cause to be paid (i) all Taxes and other liabilities of whatsoever nature arising in connection with the payment of any Obligation that are imposed by any Authority of the Borrower’s Country or of any other jurisdiction from or through which any such payment is made (other than any Taxes on net income) (all such Taxes and other liabilities, collectively, “Transaction Taxes”) and (ii) all stamp, recording, documentary or similar taxes and all other charges or levies payable on or in connection with the execution, delivery, registration, consularization, translation, notarization or enforcement of this Agreement or any other Financing Document (collectively, “Other Taxes”).

2.9.2 All payments by the Borrower under this Agreement or under any other Financing Document shall be made free and clear of, and without deduction or withholding for, any Transaction Taxes or Other Taxes. If the Borrower is required by Applicable Law or otherwise to deduct or withhold any Transaction Taxes from any such payment, then (i) the amount payable by the Borrower shall be increased as necessary so that, after making any such required deductions (including deductions applicable to additional amounts payable under this Section 2.9), BlaO receives the full amount it would have received had no such deduction or withholding been required, and (ii) the Borrower shall make such deduction or withholding and shall pay the full amount deducted or withheld to the relevant Authority in accordance with Applicable Law.

BlaO Loan Agreement

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Section 2.10 Suspension of Disbursements; Cancellation of BlaO Loan Commitment.

2.10.1 If (i) any Mandatory Prepayment Event has occurred or any Event of Default has occurred and is continuing, (ii) the Borrower’s Country ceases to be an IDB Invest Member, or (iii) the maximum aggregate number of Disbursements permitted pursuant to Section 2.2.2 (Disbursement Procedure) has been achieved, then, by notice to the Borrower, BlaO may cancel all or any portion of the undisbursed amount of the BlaO Loan Commitment or suspend the Borrower’s right to request further Disbursements (for such period and on such conditions as BlaO determines).

2.10.2 If the circumstance described in Section 2.11 (Illegality) arises, the BlaO Loan Commitment shall be cancelled as set forth in such Section; provided, that the amount of the affected BlaO Loan Commitment to be cancelled shall be determined by BlaO. If any amount of the BlaO Loan Commitment is not disbursed as of the Commitment Termination Date, such amount shall be automatically cancelled.

2.10.3 Upon cancellation of the BlaO Loan Commitment pursuant to Sections 2.10.1 or Section 2.10.2, the Borrower shall pay to BlaO, no later than (i) five (5) Business Days after the occurrence of such cancellation if the cancellation is in full or (ii) the next Interest Payment Date if such cancellation is a partial cancellation, all fees, Costs and other Obligations (other than outstanding principal of, and interest and Additional Interest not then due on, the BlaO Loan) accrued through the date of full payment of all such amounts, whether or not such amounts were otherwise due and payable.

2.10.4 The Borrower may, by notice to BlaO and upon payment of all fees, Costs and any other Obligations (other than outstanding principal of, and interest and Additional Interest not then due on, the BlaO Loan) accrued through such date, irrevocably request BlaO to cancel all or any portion of the undisbursed amount of the BlaO Loan Commitment (excluding the Interest Reserve Amount during the Interest Reserve Period) in the amount and on the date specified in such notice; provided, that such date is at least five (5) Business Days (i) after the date of the notice or (ii) prior to the next succeeding Interest Payment Date; and provided further, that such payment is made by the Borrower (a) fifteen (15) Business Days after the date of the notice or (b) on the next succeeding Interest Payment Date, as applicable. BlaO shall, upon receipt of such notice and payment, by notice to the Borrower, cancel such requested portion of the BlaO Loan Commitment effective as of the date specified in the Borrower’s notice; provided, that the obligation of BlaO to cancel such requested portion of the BlaO Loan Commitment shall be subject to the condition that Borrower provide evidence satisfactory to BlaO that the Borrower is making a simultaneous request to make a pro rata cancellation of the commitment for the IDB Invest Loan in accordance with the terms of the IDB Invest Loan Agreement.

2.10.5 The Commitment Fee shall continue to accrue and be payable during any suspension of the Borrower’s right to request Disbursements pursuant to this Section 2.10 (unless such suspension is a result of the circumstance described in clause (ii) of Section 2.10.1) but, as of the effective date of any cancellation of the BlaO Loan Commitment, shall cease to accrue with respect to the amount cancelled.

2.10.6 Any cancelled portion of the BlaO Loan Commitment shall not be reinstated or disbursed.

Section 2.11 Illegality.

If any Change in Law makes it unlawful for BlaO to fund or maintain the BlaO Loan or any portion thereof, the Borrower’s right to request a Disbursement of the undisbursed portion of the BlaO Loan Commitment affected by the Change in Law shall terminate, and the Borrower shall, within five (5) Business Days of receipt of notice thereof from BlaO (together with any default interest, losses or any other additional costs incurred by BlaO until such prepayment is made in full), prepay in full the BlaO Loan, including all interest and costs provided in Section 2.4.3(ii) (Interest and Costs). No prepayment fee shall be payable in respect of any prepayment pursuant to this Section 2.11 as well as any accrued but unpaid Additional Interest.

BlaO Loan Agreement

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Section 2.12 Payment of Fees, Costs and Expenses.

2.12.1 Fees. The Borrower shall pay to BlaO:

(i) a commitment fee (the “Commitment Fee”) equal to two and one half percent (2.5%) per annum of the undisbursed and uncancelled portion of the BlaO Loan Commitment (excluding the Interest Reserve Amount), which shall:

(a)	begin to accrue daily, in respect of the BlaO Loan Commitment on the earlier of (1) ninety (90) days after the Effective Date and (2) the first Disbursement date;

(b)	be calculated on the basis of a three hundred and sixty (360)-day year for the actual number of days elapsed; and

(c)	be payable in arrears on the Interest Payment Dates in each year, except that the first such payment shall be due on the first Interest Payment Date occurring after the date on which the Commitment Fee begins to accrue;

provided, that, if any Disbursement is made fewer than ten (10) Business Days before an Interest Payment Date, then such Disbursement shall be disregarded for the purposes of calculating the Commitment Fee due on such Interest Payment Date and any excess Commitment Fee paid by the Borrower on such Interest Payment Date shall be credited to the Borrower on the next Interest Payment Date;

(ii) on the second (2nd) anniversary of the Effective Date, a one-time payment-in-kind fee equal to two percent (2.0%) per annum of the principal amount of the BlaO Loan outstanding as of such date (the “PIK Fee”); provided, that the PIK Fee shall not be payable if, after the first Disbursement Date hereunder and prior to the second (2nd) anniversary of the Effective Date, the Borrower has received cash proceeds of at least fifty million Dollars ($50,000,000) as a result of a bona fide equity financing transaction or a series of such transactions with the principal purpose of raising capital pursuant to the issuance and sale of the Borrower’s Share Capital; and

(iii) in accordance with the Fee Letters of BlaO: (a) a front end fee calculated based on the aggregate amount of the BlaO Loan Commitment; (b) a waiver and amendment fee; (c) an annual supervision fee; and (d) such other fees, to be agreed upon, if applicable, between BlaO and the Borrower after the Effective Date, in each case as agreed in writing by BlaO and the Borrower.

2.12.2 Expenses. The Borrower shall pay to BlaO, or as BlaO may direct the out-of-pocket expenses (including travel and subsistence expenses, if applicable) of BlaO and all fees and expenses of BlaO’s legal counsels incurred in connection with:

(i) the preparation, review, negotiation, execution, implementation and, where appropriate, translation, registration and notarization of the Financing Documents and any other related documents;

(ii) the registration (where applicable) and the delivery of the evidence of indebtedness relating to the BlaO Loan and the Disbursements;

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(iii) BlaO’s efforts to preserve, enforce or protect its rights under any Financing Document or upon the exercise of its rights or powers arising out of the occurrence of any Default, including any related legal and other professional consultants’ fees and expenses on a full indemnity basis;

(iv) the giving of any legal opinions BlaO requires under this Agreement and any other Financing Document;

(v) any amendment of, supplement or modification to, or waiver under, any Financing Document;

(vi) the occurrence of any Default or Mandatory Prepayment Event; and

(vii) the release of any Security following repayment in full of the BlaO Loan.

2.12.3 Increased Costs. On each Interest Payment Date the Borrower shall pay, in addition to any other amounts then due, the amount that BlaO from time to time notifies to the Borrower as being the Increased Costs accrued and unpaid prior to such Interest Payment Date.

2.12.4 Other Costs

(i) The Borrower shall pay to BlaO the amount of any Costs notified by BlaO to the Borrower as incurred by BlaO pursuant to any Financing Document, including in connection with the cancellation of all or any portion of the BlaO Loan Commitment as provided in Section 2.10.1 (Suspension of Disbursements; Cancellation of BlaO Loan Commitment), any Disbursement Request delivered hereunder (regardless of whether the disbursement is finally made or not), or as a result of the Borrower: (a) failing to (1) pay any Obligation on the due date thereof, (2) borrow in accordance with any Disbursement Request, or (3) make any prepayment pursuant to Section 2.4.1 (Voluntary Prepayments) in accordance with a notice of prepayment or when due pursuant to Section 2.4.2 (Mandatory Prepayments); or (b) repaying any amount of the BlaO Loan on a date other than an Interest Payment Date (including as a result of an Event of Default). Payment of amounts due under this Section 2.12.4 shall be made by the Borrower within five (5) Business Days of receipt of notice thereof (together with any default interest, losses or any other additional costs incurred by BlaO during such five (5) Business Day period).

(ii) If the Borrower repays any amount of the BlaO Loan on a date other than an Interest Payment Date, then the Costs incurred by BlaO shall include, and the Borrower shall pay to BlaO, in addition to any other amounts payable by the Borrower under clause (i) of this Section 2.12.4, the amount determined by BlaO as the difference, if any, between (a) the amount of interest that would have accrued on the principal amount of the BlaO Loan had such repayment not occurred at the Interest Rate then applicable to such Loan for the remainder of the Interest Period during which the relevant repayment is made, and (b) the amount of interest that BlaO would earn on such repaid principal amount for the remainder of such Interest Period if such principal amount were invested for such remaining period at the interest rate that would be bid to BlaO from prime banks in the New York interbank market at the time such repayment occurs.

BlaO Loan Agreement

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Part 2: Interest Rate Terms and Conditions Section

2.13 BlaO Loan Interest.

2.13.1 General Provisions.

(i) The Borrower shall pay interest on the outstanding principal amount of the BlaO Loan in accordance with this Section 2.13.

(ii) Interest on the BlaO Loan shall accrue daily for each Interest Period from the first (1st) day of such Interest Period to, the last day of such Interest Period, computed on the basis of the actual number of days elapsed in such Interest Period in a year of three hundred and sixty (360) days and shall be payable in arrears on the Interest Payment Date falling on such last day; provided, that the first (1st) payment of interest on any Disbursement made fewer than ten (10) Business Days before an Interest Payment Date shall be made on the second (2nd) Interest Payment Date following the date of that Disbursement.

2.13.2 Interest Rate. The following terms shall apply the BlaO Loan:

(i) During each Interest Period, the BlaO Loan shall bear interest at the Interest Rate for that Interest Period.

(ii) The variable interest rate applicable to each Disbursement of the BlaO Loan for each Interest Period shall be the sum of (a) Applicable Term SOFR on the Interest Rate Determination Date for that Interest Period, plus (b) the Applicable Spread.

(iii) On each Interest Rate Determination Date, BlaO shall determine the Interest Rate applicable to the corresponding Interest Period and BlaO shall promptly notify the Borrower of such rate.

(iv) Notwithstanding anything to the contrary in this Agreement, on each Interest Rate Determination Date on which any amount of the IDB Invest Loan remains outstanding, BlaO shall use, for the Interest Rate applicable to each Disbursement of the BlaO Loan, the variable interest rate calculated by IDB Invest for the corresponding disbursements and Interest Periods of the IDB Invest Loan under the IDB Invest Loan Agreement, unless such calculation involves manifest error.

Section 2.14 Additional Interest.

(i) As additional compensation to BlaO for making the BlaO Loan available to the Borrower, the Borrower shall make payments to BlaO in an aggregate amount equal to three and twenty-seven one hundredths percent (3.27%) of the Adjusted EBITDA for each Financial Year or portion thereof (the “Additional Interest”), as set forth in this Section 2.14.

(ii) The Additional Interest payments shall be calculated by BlaO as follows:

(a)	for each Additional Interest Calculation Period ending on June 30th, the amount of Additional Interest payable shall be calculated by BlaO on the basis of the Adjusted EBITDA for the six (6)-month period ending on such Financial Quarter Date on the basis of the unaudited quarterly Financial Statements delivered to BlaO for the relevant Financial Quarters under Section 5.3.2 (Unaudited Quarterly Financial Statements); and

(b)	for each Additional Interest Calculation Period ending on December 31st, the amount of Additional Interest payable shall be calculated by BlaO on the basis of the Adjusted EBITDA for the Financial Year ending on such date on the basis of the audited annual Financial Statements delivered to BlaO for such Financial Year under Section 5.3.1(ii) (Audited Annual Financial Statements);

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provided, that if the Borrower fails to deliver such quarterly or annual Financial Statements when and as required by Sections 5.3.1(ii) and 5.3.2, BlaO may calculate the Additional Interest based on such information as is available to it, but the Borrower and BlaO agree that the amount of such payment shall thereafter be subject to adjustment if the final calculation of Additional Interest based on the annual Financial Statements is different.

(iii) The amount of Additional Interest shall be payable as follows:

(a)	for the Additional Interest Calculation Period ending on June 30, the Borrower shall pay to BlaO an amount equal to the Additional Interest calculated under Section 2.14(ii)(a) for such Additional Interest Calculation Period on the following October 15; and

(b)	for the Additional Interest Calculation Period ending on December 31, the Borrower shall pay to BlaO an amount equal to the Additional Interest for such Additional Interest Calculation Period on April 15 of the succeeding Financial Year; provided, that from such payment there shall be subtracted the Additional Interest amount paid by the Borrower pursuant to paragraph (a) above in respect of the first half of the relevant Financial Year;

provided, however, that in each case, if the Additional Interest payment calculated by BlaO for any Additional Interest Calculation Period is negative, the Additional Interest payment shall be equal to zero.

(iv) Notwithstanding anything to the contrary above in this Section 2.14, Additional Interest shall accrue at the conclusion of each Additional Interest Calculation Period during which any amount of principal of the BlaO Loan remains outstanding (whether or not such principal amount was outstanding for all or only a portion of the relevant Additional Interest Calculation Period).

(v) Subject to the proviso of clause (ii) and the preceding clause (iv), all calculations of the Additional Interest made by BlaO from time to time shall be binding absent manifest error.

Section 2.15 Market Disruption.

2.15.1 If BlaO determines that for any Interest Period, Applicable Term SOFR (i) will not adequately reflect the cost of making, funding or maintaining the BlaO Loan or (ii) subject to Section 2.16 (Benchmark Replacement Setting), cannot be determined by BlaO pursuant to the definition thereof (each of the foregoing, a “Market Disruption Event”), then the Market Disruption Base Rate, as notified by BlaO to the Borrower, shall apply to the BlaO Loan for each Interest Period in place of Applicable Term SOFR. Any Market Disruption Base Rate applied pursuant to this Section 2.15.1 shall cease to be used in place of Applicable Term SOFR (a) for any Interest Period that begins after BlaO notifies the Borrower that the Market Disruption Event no longer exists or (b) if an agreement is reached between BlaO and the Borrower during the Rate Setting Period, as described in Section 2.15.2(ii).

2.15.2 (i) Upon the occurrence of a Market Disruption Event where Applicable Term SOFR will not adequately reflect the cost of making, funding or maintaining the BlaO Loan, BlaO may elect to apply Applicable Term SOFR to determine the weighted average cost of funds of BlaO when calculating the interest rate for the BlaO Loan.

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(ii) Notwithstanding the foregoing, upon the occurrence of a Market Disruption Event, at the Borrower’s written request (received by BlaO within five (5) Business Days of the Borrower having been notified by BlaO of such Market Disruption Event), (a) BlaO and the Borrower shall enter into good faith negotiations for a period of not more than thirty (30) days (the “Rate Setting Period”) to determine a substitute base rate of interest applicable to the BlaO Loan; (b) any alternative rate agreed to by BlaO and the Borrower during the Rate Setting Period shall apply retroactively from the first day of the affected Interest Period; and (c) if no agreement is reached between BlaO and the Borrower during the Rate Setting Period, the Borrower may prepay the relevant portion of the BlaO Loan no later than five (5) Business Days following the expiration of the Rate Setting Period. Any such prepayment shall be made together with all interest and costs provided in Section 2.4.3(ii) (Prepayment Fees and Costs).

2.15.3 Notwithstanding anything to the contrary in this Agreement, if (i) a Market Disruption Event occurs at a time when any amount of the IDB Invest Loan remains outstanding and (ii) IDB Invest determines that a market disruption event has also occurred in respect of the IDB Invest Loan, then BlaO shall use the Market Disruption Base Rate calculated by IDB Invest under the IDB Invest Loan Agreement for the corresponding Interest Period of the IDB Invest Loan, unless such calculation involves manifest error.

Section 2.16 Benchmark Replacement Setting.

2.16.1 Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Financing Document, upon the occurrence of a Benchmark Transition Event, BlaO may amend this Agreement and any other Financing Document to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment will become effective on the fifth (5th) Business Day in New York after BlaO has sent a notice of such proposed amendment to the Borrower or such later date as BlaO may specify in such notice, without any further action or consent of the Borrower.

2.16.2 Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, BlaO will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Financing Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective upon notice to, but without any further action or consent of the Borrower.

2.16.3 Notices; Standards for Decisions and Determinations. BlaO will promptly notify the Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by BlaO pursuant to this Section 2.16, including any determination with respect to a tenor, rate or adjustment or the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in BlaO’s sole discretion. In connection with the implementation of any Benchmark Replacement and at the request of BlaO, the Borrower shall promptly provide an amendment to or replacement of any affected Note.

2.16.4 Determinations while the IDB Invest Loan is Outstanding. Notwithstanding anything to the contrary in this Agreement, if a Benchmark Transition Event occurs while any amount of the IDB Invest Loan remains outstanding, for the purposes of this Section 2.16, BlaO shall use the (i) Benchmark Replacement, (ii) the Benchmark Replacement Adjustment, and (iii) the Benchmark Replacement Conforming Changes determined by IDB Invest under the IDB Invest Loan Agreement, unless such determination involves manifest error.

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Part 3: Promissory Notes

Section 2.17 Notes.

2.17.1 Initial Notes. To further evidence its obligation to repay the BlaO Loan, and to pay accrued interest, the Borrower shall issue and deliver to BlaO, on or prior to the first Disbursement Date (i) a partially completed promissory note with the principal amount blank and (ii) an instruction letter, each in form and substance acceptable to BlaO (collectively, the “Notes”). At BlaO’s request from time to time, the Borrower shall promptly execute and deliver one or more new Notes satisfactory to BlaO to substitute for one or more Notes previously delivered hereunder. Upon the receipt of such executed replacement Notes, BlaO shall promptly return to the Borrower the original Notes so replaced or an affidavit of loss or destruction in customary form. The issuance, execution and delivery of any Note pursuant to this Agreement shall not be construed as a novation hereunder or under any other agreement between BlaO and the Borrower and shall not affect the obligations or rights of the Borrower hereunder, and the rights and claims of BlaO under any Note shall not replace or supersede its rights and claims hereunder.

2.17.2 Replacement Notes. At the time of the last Disbursement of the BlaO Loan, or upon BlaO’s request thereafter, the Borrower shall deliver to BlaO a Note in the total amount of all Disbursements of the BlaO Loan (including the amount of such last Disbursement) to be due and payable on the Loan Final Maturity Date; provided, that if the Borrower has made any payments of principal pursuant to Section 2.3 (Repayment), then the Note shall be for the total amount remaining due under the BlaO Loan after such payment(s) of principal have been made, as calculated by BlaO and notified to the Borrower.

ARTICLE 3

Representations and Warranties

Section 3.1 Representations and Warranties.

The Borrower represents and warrants in respect of itself and each of the Guarantors that:

3.1.1 Organization; Power; Due Authorization. It is, duly organized and validly existing and (if applicable) in good standing under the Applicable Law of its jurisdiction of organization and is authorized to do business in such jurisdiction and each other jurisdiction where the character of its Property or the nature of its activities makes such authorization necessary. It has all requisite corporate or other organizational power and authority: (i) to own its Property, (ii) to conduct its business as currently conducted, and (iii) to enter into, and to comply with its obligations under, each Financing Document to which it is or will be a party.

3.1.2 Enforceability. This Agreement and the other Financing Document to which it is a party are, or when duly executed and delivered, will be (i) duly authorized and executed by it and constitute its valid and legally binding obligation, enforceable in accordance with its terms and (ii) in proper legal form for the enforcement thereof under the Applicable Law of its jurisdiction of organization and, if this Agreement were stated to be governed by such law, it would constitute its legal, valid, and binding obligation under such law.

3.1.3 No Violation. Neither its execution and delivery of any Financing Document to which it is a party nor its compliance with the terms thereof will: (i) contravene any Applicable Law or Relevant Authorization; (ii) result in any breach of, or constitute a default or require any consent under, any agreement or other arrangement to which it is a party, by which it is bound or to which it may be subject;

(iii) result in the creation or imposition of (or an obligation to create or impose) any Lien upon any of its Property; (iv) violate the terms of its organizational documents.

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3.1.4 Relevant Authorizations. Except as disclosed in Schedule 3.1.4: (i) it has all Relevant Authorizations to conduct its business and to enter into, and to comply with its obligations under, each Financing Document to which it is or will be a party; (ii) each such Relevant Authorization has been validly issued and obtained and is in full force and effect; (iii) no Relevant Authorization is the subject of an appeal or judicial or other review by any Authority; (iv) it is in compliance with each Relevant Authorization; and (v) it has no reason to believe that any Relevant Authorization that requires renewal will not be renewed as and when required under Applicable Law without the imposition of additional restrictions or conditions or that any Relevant Authorization will be withdrawn, suspended, cancelled, varied, surrendered or revoked.

3.1.5 Compliance with Applicable Laws. It is in compliance with Applicable Law.

3.1.6 No Default. No Default has occurred and is continuing.

3.1.7 Litigation.

(i) No Action is pending (or, to its knowledge, threatened) against it or any of its Affiliates that has had or could reasonably be expected, by itself or together with any other Action, to have a Material Adverse Effect; and

(ii) no judgment, order or award has been issued that has had, or could reasonably be expected by itself or together with any other judgment, order or award or pending Action against it or any of its Affiliates to have, a Material Adverse Effect.

3.1.8 Financial Statements.

(i) The unaudited Financial Statements for the annual period ending on December 31, 2021, the unaudited Financial Statements for the Financial Quarter ending on December 31, 2021, and the audited Financial Statements for the annual period ending on December 31, 2020 delivered to BlaO were prepared from and are in accordance with its books and records and give a true and fair view of its financial position, including disclosure of all of its liabilities (contingent or otherwise) as of the date thereof and the results of its operations and cash flow for the period covered thereby, all in conformity with the Accounting Principles.

(ii) It has not undertaken or agreed to undertake any material obligation not shown in its Financial Statements most recently delivered to BlaO other than its obligations under the Financing Document or, if applicable, its obligations under the SPAC Transaction documents.

3.1.9 No Material Adverse Effect. Since December 31, 2020, no condition has existed, or event has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

3.1.10 Ownership of Property; Liens; Intellectual Property. It has good, legal, and valid title to (or a valid leasehold interest in) all its Property (including all Intellectual Property required in connection with its business), and with respect to the Secured Property, free of all Liens other than Permitted Liens.

3.1.11 Environmental and Social Compliance. Each representation made in Section 2 (E&S Representations and Warranties) of Annex 2 (Environmental and Social Provisions) is true and correct.

3.1.12 Absence of Prohibited Practices; Sanctions Lists. Neither it nor any of its Affiliates nor any Person acting on its or their behalf (i) has committed or engaged in any Prohibited Practice in connection with any Financing Document or any transaction contemplated by the Financing Documents or (ii) is included on any Internationally Recognized Sanctions Lists or on the IDB Group List of Sanctioned Firms and Individuals.

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3.1.13 Legal Form; Enforceability. Subject to the immediately following sentence, this Agreement and the other Financing Documents to which it is a party are, or when duly executed and delivered will be, in proper legal form for the enforcement thereof under the Applicable Law of its jurisdiction of organization. Each Note when delivered constitutes a título ejecutivo under the Applicable Laws of the Borrower’s Country. All formalities required in its jurisdiction of organization for the validity and enforceability of this Agreement and the other Financing Documents (including any necessary translation, notarization, consularization, apostille or legalization, registration, recording or filing with any court, registry or other Authority in its jurisdiction of organization) have been or will be accomplished prior to the first Disbursement Date other than a translation of this Agreement into Spanish, prepared by an official translator.

3.1.14 Ranking of Obligations. Its obligations under the Financing Documents to which it is a party to pay the principal of and interest on the BlaO Loan and any and all other amounts due thereunder constitute its senior, direct and unconditional unsubordinated obligations and will at all times rank at least equal in right of payment with all of its other present and future unsubordinated indebtedness and other obligations of the Borrower.

3.1.15 Availability and Transfer of Foreign Currency. Other than the registration of the BlaO Loan with the Colombian Central Bank (Banco de la República) which will be satisfied by (a) filing Form No. 6 (Información de Endeudamiento Externo otorgado a Residentes) prior to, or simultaneously with, the first Disbursement and (b) Form No. 3 (Declaración de Cambio) prior to, or simultaneously with, each Disbursement, each with an authorized foreign exchange intermediary, no foreign exchange control approvals or other Authorizations are required to ensure the availability of Dollars to enable it to perform all of its obligations under the Financing Documents to which it is a party. No other restriction or requirement limits the availability to, or transfer of foreign exchange by, it to make any payments required under any Financing Document to which it is a party.

3.1.16 Absence of Insolvency Event. No Insolvency Event has occurred and is continuing or, to its knowledge, has been threatened against it, and it has not taken any action that will result in an Insolvency Event.

3.1.17 Choice of Law; Consent to Jurisdiction. Under the Applicable Law of its jurisdiction of organization, the choice of the law of New York to govern this Agreement and the other Financing Documents which are subject to New York law is valid and binding. Its consent to the jurisdiction of the courts provided in Section 7.10.2 (Applicable Law and Jurisdiction) is valid, binding and irrevocable, and service of process effected in the manner provided in Sections 7.10.4 and 7.10.6 will be effective to confer personal jurisdiction over it in such courts.

3.1.18 No Immunity. Neither it nor any of its Property has any immunity from execution or set-off with respect to its assets, or suit with respect to its obligations under this Agreement, the Notes or any other Financing Document.

3.1.19 Provision of Information, Etc. All written information provided by it to BlaO was, on the date provided, and continues to be, true and accurate in all material respects and not misleading in any material respect nor is any information omitted from such information that makes the information provided misleading in any material respect (except to the extent that it has provided to BlaO written updates or amendments to such previously furnished information reflecting changes in circumstance subsequent to the provision of such information).

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3.1.20 Taxes.

(i) (a) All of its Tax Returns that are required by Applicable Law to be filed have been duly filed; (b) all Taxes due and payable by it, or upon its Property, income or assets, which are due and payable or required to be deducted or withheld, have been paid or deducted or withheld and properly paid to the appropriate Authority, except for Taxes being diligently contested in god faith through the appropriate proceedings, with respect to which reserves have been established.

(ii) Except as otherwise disclosed in the Financial Statements referred to in Section 3.1.8 (Financial Statements), it has not received notice of (a) any pending audits, examinations, investigations, proceedings or claims with respect to any Taxes or (b) any Lien with respect to Taxes that has been filed against any of its Property, nor to its knowledge, in either case, has any such action been threatened.

3.1.21 Affiliate Transactions. As of the Effective Date, there have been no Affiliate Transactions except those carried out in the ordinary course of business and at arm’s-length.

3.1.22 Status of Security.

(i) The Security Documents create, or when executed and duly registered will create, valid and enforceable first priority Liens (or other interests or rights of the kind purported to be created thereby) over all of the Secured Property.

(ii) It has not received any notice of any adverse claim by any Person in respect of its ownership of, or entitlement to, the Secured Property.

(iii) The Secured Property is not, and will not at any time be, subject to any Lien other than pursuant to the Security Documents.

3.1.23 Borrower’s Share Capital. The Share Capital of the Borrower consists solely of the number of shares and classes of capital stock set forth in Schedule 6 (Borrower’s Share Capital), all of which are held beneficially and of record by the Persons listed in Schedule 6 (Borrower’s Share Capital). No other Person holds any Share Capital of, or any Equity Rights in respect of, the Borrower.

3.1.24 Subsidiaries.

(i) Merqueo Brazil, Merqueo International, and Merqueo Mexico are the only direct or indirect Subsidiaries of the Borrower as of the Effective Date and the Borrower (and, if applicable, Merqueo International) holds the following (a) number of fully paid and non-assessable shares of each of its Subsidiaries and (b) percentage ownership in each class of capital stock of each of its Subsidiaries:

(1)	Merqueo Brazil.

Shareholder	Type of Share	Number of Shares	Participation
The Borrower	Common	77,516,554	99%
Merqueo International	Common	9,900	1%
Total		77,526,454	100%

(2)	Merqueo International.

Shareholder	Type of Share	Number of Shares	Participation
The Borrower	Common	1,000,000	100%

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(3)	Merqueo Mexico.

Shareholder	Type of Share	Number of Shares	Participation
The Borrower	Common	246,331,597	98.47%
Merqueo International	Common	3,839,117	1.53%
Total		250,170,714	100%

(ii) The Borrower (and, if applicable, Merqueo International) has good, legal, and valid title to all of its Subsidiaries’ shares, free of all Liens other than Permitted Liens.

(iii) Other than its direct or indirect ownership of Merqueo Brazil, Merqueo International, and Merqueo Mexico and any Subsidiaries formed after the Effective Date in accordance with Section 5.2.14 (Negative Covenants), neither the Borrower nor any of its Subsidiaries holds, directly or indirectly, any Share Capital or Equity Rights of any other Person.

3.1.25 No Omissions. No representation or warranty in this Article 3 (Representations and Warranties) omits any matter the omission of which makes such representation or warranty misleading.

Section 3.2 Acknowledgment and Warranty.

The Borrower acknowledges that it makes the representations and warranties contained in Section 3.1 (Representations and Warranties) with the intention of inducing BlaO to enter into this Agreement and the other Financing Documents and that BlaO has entered into this Agreement and the other Financing Documents on the basis of, and in full reliance upon, each such representations and warranties.

ARTICLE 4

Conditions Precedent to Disbursement

Section 4.1 Conditions Precedent to First Disbursement.

The first Disbursement is subject to the fulfillment in form and substance, and in a manner, satisfactory to BlaO, not later than three (3) Business Days prior to the applicable Disbursement Date of the following conditions; provided, that any condition that is specified to be required to be met on the Disbursement Date shall be satisfied on or before the Disbursement Date as a condition to the making of the Disbursement to be made on such date:

4.1.1 Organizational Documents; Corporate Resolutions; Incumbency. BlaO has received a certificate from the Borrower substantially in the form of Exhibit 2 (Form of Borrower’s Certificate Regarding Organizational Documents/Corporate Resolutions) signed by an Authorized Representative of the Borrower and each Guarantor and dated as of the date of the relevant Disbursement Request and attaching all required documents.

4.1.2 Environmental and Social. The conditions in Section 3 (E&S Conditions Precedent to First Disbursement) of Annex 2 (Environmental and Social Provisions) have been satisfied.

4.1.3 Legal Opinions. BlaO has received a legal opinion dated as of the first Disbursement Date and addressed to each Senior Lender from:

(i) the Borrower’s in-house legal counsel, substantially in the form attached as Exhibit 8 (Form of Borrower’s Legal Opinion);

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(ii) Gómez-Pinzón Abogados S.A.S., the Borrower’s Country counsel to the Senior Lenders, in form and substance acceptable to BlaO;

(iii) Becker, Glynn, Muffly, Chassin & Hosinski LLP, New York counsel to the Senior Lenders, in form and substance acceptable to BlaO;

(iv) Barbosa, Müssnich e Aragão Advogados, Brazil counsel to the Senior Lenders, in form and substance acceptable to BlaO (but which shall not cover the enforceability of the Guarantee Agreement); and

(v) Mijares Angoitia Cortés y Fuente, S.C., Mexico counsel to the Senior Lenders, in form and substance acceptable to BlaO (but which shall not cover the enforceability of the Guarantee Agreement).

4.1.4 Financial Statements. BlaO has received the Financial Statements referred to in Section 3.1.8(i) (Financial Statements).

4.1.5 Financing Documents. Each Financing Document (other than any Financing Document to be entered into by IDB Invest) has been duly authorized and executed and delivered by all parties thereto and is in full force and effect in accordance with its terms, and all formalities required in the Borrower’s Country for the validity and enforceability of this Agreement and the other Financing Documents (including any necessary translation (sworn or otherwise), notarization, consularization, apostille or legalization, registration, recording or filing with any court, registry or other Authority in the Borrower’s Country) have been or will be accomplished prior to the first Disbursement Date.

4.1.6 IDB Invest Board Approval. The Board of Executive Directors of IDB Invest has approved the IDB Invest Loan.

4.1.7 Security. The Security has been duly created and perfected; the Security Documents have been duly executed and, if required, have been registered in the appropriate public registry, creating valid and enforceable first priority Liens over the Secured Property, and the Secured Property shall be satisfactory in form and substance to BlaO.

4.1.8 Process Agent. BlaO has received (i) a letter substantially in the form of Exhibit 3 (Form of Borrower’s Service of Process Letter) relating to the appointment by the Borrower and each Guarantor of an agent for service of process acceptable to BlaO and (ii) in respect of Merqueo Mexico only, a notarial power of attorney for acts of administration to such Process Agent (in form and substance satisfactory to BlaO), together with evidence of such Process Agent’s unconditional acceptance of such appointment and power of attorney to act as such until the date that is six (6) months after the Loan Final Maturity Date.

4.1.9 Authorization to Auditor. BlaO has received a copy of the authorization to the Auditor, substantially in the form of Exhibit 4 (Form of Authorization to Auditor), signed by an Authorized Representative of the Borrower and countersigned by the Auditor (to the extent such Auditor is willing to countersign the same, after the Borrower has made commercially reasonable efforts to request such countersignature).

Section 4.2 Conditions Precedent to Second Disbursement.

The second Disbursement is subject to the fulfillment in form and substance, and in a manner, satisfactory to BlaO, not later than three (3) Business Days prior to the applicable Disbursement Date of the following conditions; provided, that any condition that is specified to be required to be met on the Disbursement Date shall be satisfied on or before the Disbursement Date as a condition to the making of the Disbursement to be made on such date:

4.2.1 Intercreditor Agreement. BlaO and IDB Invest have entered into the Intercreditor Agreement, which has become unconditional and fully effective.

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4.2.2 IDB Invest Loan Disbursement. Each Financing Document to be entered into by IDB Invest have been duly authorized and executed and delivered by all parties thereto and is in full force and effect in accordance with its terms, and the Borrower has simultaneously requested a disbursement of the IDB Invest Loan under the IDB Invest Loan Agreement.

4.2.3 Series C+ Investment; Note Conversion. (i) The investment in the Series C+ Preferred Shares of the Borrower under the Subscription Agreement among the Borrower, IDCV MERQUEO FUEL K/S and the other parties thereto dated as of October 25, 2021 has been consummated in all material respects in accordance with its terms, with aggregate proceeds received by the Borrower equal to at least thirty-six million two hundred fifty thousand Dollars ($36,250,000); and (ii) the Borrower does not have any convertible instruments outstanding.

4.2.4 Certain Corporate Matters. (i) Merqueo Brazil and Merqueo Mexico have concluded their respective capitalization processes and, if requested by BlaO, it has received satisfactory evidence thereof; and (ii) the organizational documents of Merqueo Mexico have been amended, in form and substance satisfactory to BlaO, in order to permit Merqueo Mexico to enter into the Guarantee Agreement and the IDB Invest Guarantee Agreement.

Section 4.3 Conditions Precedent to All Disbursements.

All Disbursements (including, except where otherwise stated, the first and second Disbursement) are subject to the fulfillment in form and substance, and in a manner, satisfactory to BlaO, not later than three (3) Business Days prior to the applicable Disbursement Date of the following conditions; provided, that any condition that is specified to be required to be met on the Disbursement Date shall be satisfied on or before the Disbursement Date:

4.3.1 Disbursement Request. BlaO has received a Disbursement Request with respect to such Disbursement in accordance with Section 2.2 (Disbursement Procedure) certifying as to the intended use of proceeds, which shall comply with Section 5.1.1 (Use of Proceeds) and the satisfaction of all applicable conditions to Disbursement.

4.3.2 No Default. No Default exists or will occur as a result of the making of such Disbursement.

4.3.3 Representations and Warranties. All representations and warranties made by the Borrower in Article 3 (Representations and Warranties) are true and correct with reference to the facts and circumstances existing on the date of the applicable Disbursement Request and on the applicable Disbursement Date, with the same effect as if made on each such date, after giving effect to the proposed Disbursement to be made on such date; provided, that references to Financial Statements shall be deemed to refer to the most recent Financial Statements delivered to BlaO as of such date; provided further, that references to the Subsidiaries under Section 3.1.24 (Subsidiaries) shall be deemed to include any existing Subsidiaries formed after the Effective Date in compliance with Section 5.1.14 (Subsidiaries).

4.3.4 Fees and Expenses. The Borrower has paid: (i) all fees due prior to or as of the relevant Disbursement Date pursuant to any Fee Letter or other Financing Document, and BlaO has been reimbursed for all Costs, (ii) all fees and expenses of BlaO’s legal counsels, and (iii) any other fees and expenses required by any Financing Document to be reimbursed by the relevant Disbursement Date, or the Borrower has made arrangements satisfactory to BlaO that such payments will be made.

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4.3.5 Subsequent Legal Opinions. If BlaO requests, BlaO has received in form and substance acceptable to BlaO a legal opinion or opinions from counsel acceptable to BlaO covering such matters as BlaO may reasonably require.

4.3.6 Material Adverse Effect. Since the Effective Date, nothing has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

4.3.7 Environmental and Social. All conditions set forth in Section 4 (E&S Conditions Precedent to All Disbursements) of Annex 2 (Environmental and Social Provisions) have been satisfied.

4.3.8 Financial Covenants. The Borrower shall be in compliance with Section 5.1.13 (Financial Covenants) after taking into account the amount of the Disbursement to be made and any other Debt incurred by the Borrower and any capital contribution made after the date of the latest Financial Statements provided pursuant to Section 5.3.1 (Audited Annual Financial Statements) or Section 5.3.2 (Unaudited Quarterly Financial Statements).

4.3.9 Notes. On or before the applicable Disbursement Date, the Borrower shall have duly executed and delivered to BlaO a Note in the amount of the requested Disbursement dated as of such Disbursement Date which, when delivered, shall constitute a título ejecutivo under the Applicable Laws of the Borrower’s Country.

4.3.10 Authorizations. Except as disclosed in Schedule 3.1.4, all Relevant Authorizations are in full force and effect and copies thereof have been delivered to BlaO if requested.

4.3.11 Key Performance Indicators. The Borrower is in compliance with the Key Performance Indicators.

4.3.12 Colombian Central Bank Registration. In accordance with Applicable Law, the relevant Disbursement has been registered with the Colombian Central Bank (Banco de la República) (or evidence that such registration has been initiated on or before the proposed Disbursement Date has been delivered to BlaO).

ARTICLE 5

Covenants

Section 5.1 Affirmative Covenants.

The Borrower shall, and shall cause each of its Subsidiaries to:

5.1.1 Use of Proceeds. Cause the proceeds of the BlaO Loan to be applied exclusively in the Borrower’s Country, Mexico and Brazil, for (i) the expansion of current operations, whether conducted directly or indirectly through any of the Guarantors, (ii) working capital needs, (iii) capital expenditures needs, and (iv) in the case of the Interest Reserve Amount, payments of interest on the Loan, all in accordance with Applicable Law and the terms of this Agreement; provided, that the proceeds of all Disbursements shall not be used to finance activities listed in the List of Excluded Activities.

5.1.2 Existence; Continuing Engagement in Business. Maintain its corporate existence and take all reasonable actions necessary to obtain and maintain in full force and effect all Relevant Authorizations, all Intellectual Property required in connection with its Business and all other rights, privileges and franchises necessary or desirable in the normal conduct of its Business.

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5.1.3 Conduct of Business; Compliance with Applicable Laws. Conduct its business in accordance with prudent industry practice, the Relevant Authorizations and all other Applicable Laws.

5.1.4 Systems; Books and Records. Maintain an accounting system, a management information system and books of account and other records adequate to reflect accurately and fairly its financial condition and the results of its operations in conformity with the Accounting Principles, Applicable Law and prudent industry practice.

5.1.5 Access to Premises and Records. Upon BlaO’s request, permit representatives and staff of BlaO to:

(i) visit and inspect any premises where the Borrower’s or any Subsidiary’s business is conducted;

(ii) inspect all facilities, plant and equipment of the Borrower or any Subsidiary and examine and make abstracts and/or reproductions of their books of account and records, including records pertaining to compliance with Environmental and Social Requirements (as defined in Annex 2 (Environmental and Social Provisions)) and Prohibited Practices; and

(iii) have access to the Borrower’s and its Subsidiaries’ employees, officers, agents, Auditors, contractors and/or subcontractors.

5.1.6 Auditor. Maintain an Acceptable Auditor as its auditor. In the event of any change in the Auditor to another Acceptable Auditor, the Borrower shall deliver to BlaO no later than five (5) Business Days following the Borrower’s appointment of a new Acceptable Auditor, a written notification of such appointment.

5.1.7 Ranking of Obligations. Take such action as may be necessary to ensure that, at all times, the Obligations are senior, direct and unconditional unsubordinated obligations of the Borrower that rank at least equal in right of payment with all other present and future unsubordinated and unsecured indebtedness and other obligations of the Borrower, other than those preferred solely by the Applicable Laws of the Borrower’s Country relating to bankruptcy, insolvency, liquidation or other similar laws of general application.

5.1.8 Environmental and Social Compliance. Comply with Sections 5 (E&S Affirmative Covenants) and 6 (E&S Negative Covenants) of Annex 2 (Environmental and Social Provisions).

5.1.9 Cooperation. If BlaO notifies the Borrower that a misrepresentation may have been made with respect to Section 3.1.12 (Absence of Prohibited Practices; Sanctions Lists), or a breach under Section 5.2.7 (Prohibited Practices), Section 5.2.8 (List of Excluded Activities) or Section 5.3.3(ii)(e) (Information - Notices) has occurred, then (i) cooperate in good faith with BlaO and its representatives in determining whether such misrepresentation or breach has occurred, (ii) respond promptly (and in any event within five

(5) days) with reasonable detail to any notice from BlaO relating thereto, and (iii) upon BlaO’s request, furnish documentary support for such response.

5.1.10 Taxes. (i) Pay and discharge all Taxes imposed upon its Property, income or profits and deduct or withhold all Taxes required to be deducted or withheld and properly pay such Taxes to the appropriate Authority when required under Applicable Law, provided, that neither the Borrower nor any Subsidiary shall be required to pay any such Tax which is being diligently contested in good faith by appropriate proceedings with respect to which it has established adequate reserves; and (ii) file all Tax Returns as and when required by Applicable Law to be filed by it; and (iii) pay any Tax imposed by any Authority of its jurisdiction of organization or operation, if any, in relation to the execution, delivery, registration, notarization or enforcement of any Financing Document.

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5.1.11 Insurance.

(i) Maintain insurance policies with reputable insurers in the ordinary course of business;

(ii) permit BlaO to review copies of any insurance policy of the Borrower or any of its Subsidiaries, if reasonably requested by BlaO;

(iii) promptly notify the relevant insurer of any claim by the Borrower under any policy written by that insurer and diligently pursue that claim, except for immaterial claims where, in the reasonable judgment of the Borrower or any of its Subsidiaries, the cost to pursue such claim would exceed the amount of such claim; and

(iv) use any insurance proceeds it receives including from BlaO as loss payee with respect to any Secured Property for the loss of, or damage to, any material asset, or to compensate any Person that has suffered a loss, solely (i) to replace or repair that asset, (ii) pay such Person as applicable, or (iii) to prepay the BlaO Loan within five (5) Business Days of receipt thereof.

5.1.12 Perfection and Maintenance of Security.

(i) With respect to any Security Document entered into after the Effective Date, file for registration no later than five (5) Business Days, and register no later than ninety (90) days, in each case after the execution thereof, such Security Document at the relevant public registry in the Borrower’s Country and provide to BlaO a copy of evidence of such registration within thirty (30) days of receipt thereof.

(ii) At all times, maintain the Security free and clear of all Liens in accordance with the Security Documents for the sole and exclusive benefit of the Senior Lenders and, at the request of BlaO, perform all acts and make, execute, deliver and file all documents (including, if applicable, any financing statements, registration statements, continuation statements or other statements) or instruments required in order to ensure that the Senior Lenders at all times hold a first priority perfected Lien in all Secured Property pursuant to the terms of the Security Documents, including, at BlaO’s request, defending, at the Borrower’s expense, the Senior Lenders’ right, title and interest to the Security and the Secured Property.

5.1.13 Financial Covenants. Maintain at all times the following ratios (the “Financial Covenants”):

(i) beginning with the second Financial Quarter of the 2023 Financial Year, a Minimum Prospective DSCR of not less than:

(a)	1.20:1 for the second, third, and fourth Financial Quarters of the 2023 Financial Year;

(b)	1.25:1 for each Financial Quarter of the 2024 Financial Year; and

(c)	1.30:1 for each Financial Quarter thereafter;

(ii) beginning with the second Financial Quarter of the 2023 Financial Year a Minimum Historical DSCR of not less than 1.30:1; and

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(iii) beginning with the fourth Financial Quarter of the 2024 Financial Year, a Maximum Net Debt to Consolidated EBITDA Ratio of not more than:

(a)	3:1 for the fourth Financial Quarter of the 2024 Financial Year;

(b)	2.5:1 for each Financial Quarter of the 2025 Financial Year; and

(c)	2:1 for each Financial Quarter thereafter.

For any determination date for which Financial Statements are not available, the Borrower shall calculate its compliance with this Section 5.1.13 on such date based on documentation available to it (including financial records, reports and any other documents acceptable to BlaO), which calculations and documenting basis shall be provided to BlaO upon its request.

5.1.14 Beneficial Ownership. Cooperate with and support BlaO’s efforts to obtain beneficial ownership information from upstream holders of Share Capital of the Borrower.

5.1.15 Compliance with Laws against Money Laundering and Combating the Financing of Terrorism. Adopt and comply with internal policies, procedures, and controls for AML/CFT that, to BlaO’s satisfaction, are in compliance with Applicable Law and consistent with its business and customer profile and international AML/CFT best practices.

5.1.16 Most Favored Lender. If the Borrower or any Subsidiary enters into, amends or modifies documents evidencing or governing Debt (other than (i) Debt permitted under Section 5.2.12 (Permitted Financial Debt), (ii) Debt incurred under convertible note instruments issued in connection with equity fundraising, (iii) Debt extended to a Subsidiary of the Borrower by the Borrower or another Subsidiary of the Borrower, or (iv) if a SPAC Transaction is consummated, Debt extended to the Borrower or a Subsidiary of the Borrower by the Borrower’s holding company) to which the Borrower or any Subsidiary is bound that contain, or are amended and modified to contain: (a) any covenant, event of default or remedy that is not provided for in this Agreement or any other Financing Document, or (b) any covenant or Event of Default that is more restrictive than the same or similar covenant or event of default provided in this Agreement or any other Financing Document (any or all of the foregoing, collectively, “Most Favored Lender Provisions”), the Borrower shall, at BlaO’s option and promptly upon request, execute an amendment to this Agreement, in form and substance satisfactory to BlaO, to include such Most Favored Lender Provisions.

5.1.17 Amendment to Merqueo Brazil’s Organizational Documents. Ensure that, within thirty (30) days following the first Disbursement Date hereunder, the Amendment to Merqueo Brazil’s Organizational Documents, in form and substance satisfactory to BlaO, is duly adopted and approved by the shareholders of Merqueo Brazil and duly registered with the Board of Trade of the State of São Paulo (Junta Comercial do Estado de São Paulo) in due course and, in case the Board of Trade of the State of São Paulo (Junta Comercial do Estado de São Paulo) presents any additional requirements (exigências) in connection with such registration, duly and timely comply with any such additional requirements (exigências), so that at all times the original filing number of the Amendment to Merqueo Brazil’s Organizational Documents will be in place to ensure that the effects of such registration are retroactive to the date of the Amendment to Merqueo Brazil’s Organizational Documents.

5.1.18 Relevant Authorizations. Within nine (9) months following the Effective Date, obtain the Authorizations described in Schedule 3.1.4 and provide evidence thereof to BlaO.

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5.1.19 Compliance with the Corporate Governance Action Plan. Adopt and comply with the Corporate Governance Action Plan within the relevant time periods set forth in Schedule 8 (Corporate Governance Action Plan).

Section 5.2 Negative Covenants.

The Borrower shall not, and shall cause each of its Subsidiaries not to:

5.2.1 Limitation on Restricted Payments. Make any Restricted Payment unless:

(i) such Restricted Payment is made after the date of the First Repayment Date;

(ii) no Default has occurred and is continuing or would exist after giving effect to such Restricted Payment;

(iii) the Borrower is, and, after giving effect to such Restricted Payment, would be, in compliance with Section 5.1.13 (Financial Covenants); and

(iv) in the case of dividends, distributions on the Share Capital of the Borrower (other than dividends or distributions payable in shares of the Borrower) or any payment of subordinated debt, such Restricted Payment is made from net income of the current Financial Year or retained earnings (excluding any amount resulting from the revaluation of any of the Borrower’s assets); provided, that, for the avoidance of doubt, the foregoing shall not restrict Subsidiaries of the Borrower from making Restricted Payments to the Borrower.

5.2.2 No Liens. Create, or permit to exist: (i) any Liens over any of its Property (including Intellectual Property, the Share Capital of its Subsidiaries, or any trade accounts) other than Permitted Liens; or (ii) any Lien over any of the Borrower’s Share Capital, to the extent any such Lien is created in connection with the incurrence of debt financing for the benefit of the Borrower or any of its Subsidiaries (or, if a SPAC Transaction is consummated, for the benefit of the Borrower’s holding company).

5.2.3 Maintenance of Existence; Fundamental Changes to the Borrower.

(i) Change its legal form or amend or modify its organizational documents in any manner that materially and adversely affects BlaO’s rights or remedies under the Financing Documents; and

(ii) Undertake or permit any merger, consolidation, spin-off or reorganization unless: (a) it shall be the surviving entity; and (b) immediately prior to or after giving effect to such transaction (and treating all liabilities assumed as a result of such transaction as having been incurred by it at the time of such transaction), no Default shall exist.

5.2.4 Affiliate Transactions. Enter into any transaction, including the purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (an Affiliate Transaction), other than transactions entered into in the ordinary course of its business on fair and reasonable terms substantially as favorable to the Borrower as those that might be obtained in a comparable arms-length transaction at the time from a Person who is not an Affiliate.

5.2.5 Scope of Business. Change the nature or scope of the Business as of the date hereof, other than businesses reasonably related or ancillary to the Business.

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5.2.6 Accounting Changes. Change its Financial Year or make or permit any change in accounting policies or reporting practices, except as required to comply with the Accounting Principles or Applicable Law.

5.2.7 Prohibited Practices. Commit, engage in, or be involved with (or authorize or permit any Affiliate or any other Person acting on its behalf to commit, engage in, or be involved with) any Prohibited Practice with respect to any transaction contemplated by any Financing Document.

5.2.8 List of Excluded Activities. Engage in, or be involved with, any activity included in the List of Excluded Activities.

5.2.9 Sanctions Lists. Be included on any Internationally Recognized Sanctions Lists or the IDB Group List of Sanctioned Firms and Individuals.

5.2.10 Limitation on Transfer of Intellectual Property. Sell, lease, transfer or otherwise dispose of any of its Intellectual Property (except for (i) any lease or license entered into between the Borrower and/or one or more of its Subsidiaries in the ordinary course of business and (ii) any license entered into between the Borrower and/or one or more third parties in connection with the services provided by the Borrower to its customers in the ordinary course of business).

5.2.11 No Restriction of Dividends. Directly or indirectly, create or otherwise permit to exist or become effective any restriction on the ability of any Subsidiary of the Borrower to: (i) pay dividends or make any other distributions on its capital stock or any other equity interest directly or indirectly owned by the Borrower; or (ii) pay any Financial Debt owed to the Borrower or any of its Subsidiaries; or (iii) make loans or advances to the Borrower or any of its Subsidiaries except under or by reason of Applicable Laws.

5.2.12 Permitted Financial Debt. Incur, assume or permit to exist any Financial Debt other than:

(i) the Senior Loans;

(ii) Financial Debt in the form of a convertible notes entered into between the Borrower and equity investors, so long as each such convertible note: (a) has an original term of no more than eighteen (18) months; and (b) is mandatorily convertible into Share Capital at the conclusion of such term;

(iii) Financial Debt incurred in respect of the Warehouse Leases;

(iv) until December 31, 2024:

(a)	Financial Debt incurred in respect of leases of refrigerators and racks, in an aggregate amount outstanding at any one time not to exceed three million five hundred thousand Dollars ($3,500,000) or the equivalent thereof in any other currency; and

(b)	Financial Debt incurred under working capital lines of credit secured by Cash accounts, in an aggregate amount outstanding at any one time not to exceed two million Dollars ($2,000,000) or the equivalent thereof in any other currency; and

(v) after December 31, 2024, Financial Debt so long as the Borrower remains in compliance with Section 5.1.13 (Financial Covenants) before and after the incurrence of such Financial Debt.

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For the avoidance of doubt, this Section 5.2.12 (1) does not modify, and is without prejudice to the compliance obligations in respect of, the Financial Covenants and (2) does not apply to trade accounts in the ordinary course of business payable within ninety (90) days.

5.2.13 Prepayment of IDB Invest Loan. Make any prepayment of the IDB Invest Loan after the third (3rd) anniversary of the Effective Date unless the Borrower simultaneously prepays the BlaO Loan on a pro rata basis in accordance with Section 2.4.1 (Voluntary Prepayments).

5.2.14 Subsidiaries. Form or own any Subsidiaries (excluding the Guarantors) or otherwise acquire or own any portion of the Share Capital of any other Person, except that the Borrower may form additional Subsidiaries so long as: (i) prior notice is given thereto to BlaO; (ii) such Subsidiary enters into a guarantee of the Obligations, substantially similar to the Guarantee Agreement and in form and substance satisfactory to BlaO; (iii) a pledge over the Share Capital of such newly-formed Subsidiary is granted to the Senior Lenders to secure the Obligations and the corresponding amounts due in respect of the IDB Invest Loan, in form and substance satisfactory to BlaO; and (iv) BlaO has received such legal opinions as it may require in connection with the foregoing, including in respect of the enforceability of the above-described guarantee and share pledge.

Section 5.3 Information.

The Borrower shall deliver to BlaO:

5.3.1 Audited Annual Financial Statements.

(i) As soon as available but in any event by June 15, 2022, one (1) copy of the Borrower’s Consolidated, and each of its Subsidiaries’ unconsolidated, audited Financial Statements for the 2021 Financial Year setting forth in comparative form the corresponding figures for the 2020 Financial Year and all associated notes to such statements; and

(ii) as soon as available but in any event within ninety (90) days after the end of each Financial Year thereafter, one (1) copy of the Borrower’s Consolidated, and each of its Subsidiaries’ unconsolidated, audited Financial Statements for such Financial Year setting forth in comparative form the corresponding figures for the previous Financial Year and all associated notes to such statements.

5.3.2 Unaudited Quarterly Financial Statements. As soon as available but in any event within forty-five (45) days after the end of each of the four (4) Financial Quarters of each Financial Year: (i) one (1) copy of the unaudited Financial Statements of the Borrower (on a Consolidated Basis) and each of its Subsidiaries (on an unconsolidated basis) for the Financial Quarter most recently ended as of such date setting forth in comparative form the corresponding figures for the corresponding periods of the previous Financial Year and all associated notes to such statement; and (ii) a certificate of an Authorized Representative of the Borrower substantially in the form of Exhibit 6 (Form of Borrower’s Quarterly Certificate), which shall include an explanation of the key operating variables and calculations in reasonable detail demonstrating compliance with the Financial Covenants substantially in the form of Exhibit 7 (Form of Financial Ratios Compliance Certificate), or detailing any non-compliance.

5.3.3 Notices.

(i) Within five (5) days after receipt (or delivery) by the Borrower or any Subsidiary, copies of all material notices from (or to) any Authority or otherwise related to or affecting the Borrower or any Subsidiary, the BlaO Loan, the use of Loan proceeds, or the Borrower’s or any Subsidiary’s ability to perform its obligations hereunder or under any other Financing Documents, including notices from any Authority seeking to terminate, revoke, suspend or cancel any Relevant Authorization of the Borrower, together with copies of such notices, if written.

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(ii) Promptly (and in any event within five (5) days) upon becoming aware of the occurrence thereof, notice of:

(a)	any Default, specifying the nature thereof and any steps the Borrower is taking to remedy it;

(b)	any Mandatory Prepayment Event;

(c)	any Action (commenced or ongoing) that has had or could reasonably be expected to have a Material Adverse Effect, specifying the nature of the proceedings and the steps the Borrower is taking or proposes to take with respect thereto;

(d)	any actual or proposed material change in the business or operations of the Borrower;

(e)	any Prohibited Practice by the Borrower, its Affiliates, or any Person acting on its behalf with respect to the BlaO Loan or any transaction contemplated by this Agreement, or any other Financing Document, or the imposition by any international financial institution of any sanction on the Borrower or any Subsidiary for any Prohibited Practice, including any information in its possession concerning such situation;

(f)	the commencement of any steps taken in connection with, or in anticipation of: (1) a SPAC Transaction, any material developments relating thereto, and the conclusion of any such SPAC Transaction; or (2) the listing of the Borrower’s or its parent company’s Share Capital on a U.S. securities exchange registered with the U.S. Securities and Exchange Commission and any material developments relating thereto; and

(g)	any other event or condition that has had or could reasonably be expected to have a Material Adverse Effect and the steps the Borrower or the relevant Subsidiary is taking to remedy it.

5.3.4 Communications with Auditor. Promptly upon the Borrower’s receipt thereof, a copy of any management letter or other material communication sent by the Auditor (or any other accountants retained by the Borrower or any Subsidiary) to the Borrower or any Subsidiary in relation to the Borrower’s or any Subsidiary’s financial, accounting, management information or other systems, policies, management or accounts (if not otherwise delivered under this Section 5.3).

5.3.5 Impact & Sustainability Indicators.

(i) Within forty-five (45) days after the end of each Financial Year, deliver a report on certain annual impact and sustainability indicators for such Financial Year in the form of, and with the information listed in, Schedule 3 (Impact & Sustainability Indicators);

(ii) within forty-five (45) days after the end of each Financial Quarter, deliver a report on certain quarterly impact and sustainability indicators for such Financial Quarter in the form of, and with the information listed in, Schedule 3 (Impact & Sustainability Indicators);

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(iii) within the time periods set forth therein, provide evidence of the completion of the deliverables set forth in the Corporate Governance Action Plan; and

(iv) upon the full prepayment or repayment of the BlaO Loan, no later than the date of the relevant prepayment or repayment, an updated report in the form of, and with the information and addressing the topics listed in, Schedule 3 (Impact & Sustainability Indicators).

5.3.6 Beneficial Ownership Information. Provide to BlaO, at least annually, and at BlaO’s request, updated information regarding the direct and indirect ownership of the Borrower to the extent such information is made available to the Borrower by its equity owners (and, in connection therewith, the Borrower shall use its best efforts to procure the disclosure of such information from its equity owners).

5.3.7 Founders’ Agreements. Provide to BlaO, as soon as available, and at BlaO’s request, copies of any and all of the Founders’ employment or services agreements.

5.3.8 Board Presentations. Provide to BlaO, as soon as it is available after the end of each Financial Quarter and each Financial Year, and at BlaO’s request, the management statements and presentations delivered to the board of directors of the Borrower showing the financial performance of the Borrower and its Subsidiaries, to the extent that disclosing such information does not create a conflict of interest for the Borrower or would constitute a breach the Borrower’s confidentiality obligations (as reasonably determined by the Borrower based on knowledgeable advice from legal counsel).

5.3.9 Amendment to Merqueo Brazil’s Organizational Documents. Provide to BlaO, as soon as available, but no later than twenty (20) days following the date of the Amendment to Merqueo Brazil’s Organizational Documents, a true, correct, complete and fully-executed copy of the Amendment to Merqueo Brazil’s Organizational Documents, together with evidence of its proper filing with the Board of Trade of the State of São Paulo (Junta Comercial do Estado de São Paulo).

5.3.10 Additional Information. Such information as BlaO may reasonably request with respect to the Borrower or any Subsidiary, its Property, the BlaO Loan and the Borrower’s and each Subsidiary’s performance of its obligations under the Financing Documents.

Section 5.4 Environmental and Social. The Borrower shall deliver to BlaO the information required in Section 5 (E&S Information Covenants) of Annex 2 (Environmental and Social Provisions).

ARTICLE 6

Events of Default

Section 6.1 Events of Default.

It shall be an Event of Default if:

6.1.1 Failure to Pay or Perform under Financing Documents.

(i) The Borrower or any Guarantor fails to pay when due (a) any Obligation, including principal of, or interest on, the BlaO Loan, or (b) any other loan from BlaO to the Borrower or any Guarantor (other than the BlaO Loan) or any reimbursement obligation in respect of a guarantee provided by BlaO for the Borrower’s or any Guarantor’s benefit.

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(ii) The Borrower or any of its Subsidiaries fails to perform of observe any term, covenant or agreement contained in Section 2.17 (Notes), Section 5.1.1 (Use of Proceeds), Section 5.1.2 (Existence; Continuing Engagement in Business), Section 5.1.7 (Ranking of Obligations), Section 5.1.8 (Environmental and Social Compliance), Section 5.2 (Negative Covenants), and Section 5.3.3 (Notices).

(iii) The Borrower or any of its Subsidiaries fails to comply with any of its other obligations contained in this Agreement or any other Financing Document or any other agreement between the Borrower and BlaO (other than an obligation referred to elsewhere in this Section 6.1); provided, that if capable of being cured, such failure has continued for thirty (30) days after the earlier of (a) notice of such failure to comply being provided by BlaO or (b) the date on which the Borrower or such Subsidiary becomes, or should have become, aware of such failure; provided further that, for the avoidance of doubt, no cure period shall apply if in the determination of BlaO, such failure has had or could reasonably be expected to have a Material Adverse Effect.

(iv) Any Financing Document or any material term thereof (a) is revoked, becomes void or ceases to be in full force and effect and enforceable, (b) becomes unlawful, (c) is repudiated by any party thereto, or (d) has its legality, validity or enforceability challenged by any Person.

6.1.2 Failure to Pay or Perform with respect to the IDB Invest Loan. (i) The Borrower fails to pay the IDB Invest Loan or fails to perform any of its obligations when due or as required under the IDB Invest Loan Agreement and any such failure continues for more than any applicable period of grace or (ii) the IDB Invest Loan is accelerated, becomes subject to mandatory prepayment or redemption or, prior to its stated maturity, otherwise becomes due or is placed on demand.

6.1.3 Failure to Pay or Perform with respect to Other Debt. (i) The Borrower or any Subsidiary fails to pay any Debt (other than the Obligations) or fails to perform any of its obligations when due or as required under any agreement pursuant to which there is any outstanding Debt (other than the Obligations or any Debt described in subclause (i)(b) of Section 6.1.1 and in Section 6.1.2) and any such failure continues for more than any applicable period of grace, or (ii) any Debt of the Borrower or any Subsidiary (other than the Obligations or any Debt described in subclause (i)(b) of Section 6.1.1 and in Section 6.1.2) is accelerated, becomes subject to mandatory prepayment or redemption or, prior to its stated maturity, otherwise becomes due or is placed on demand.

6.1.4 Misrepresentation. Any representation or warranty made by the Borrower or any Subsidiary in any Financing Document or in any document delivered thereunder is found to have been incorrect or misleading in any material respect when made or deemed made (other than in respect of representations and warranties that were already conditioned as to materiality, in which case, any such representation and warranty is found to have been incorrect or misleading in any respect when made or deemed made).

6.1.5 Expropriation. Any Authority (i) condemns, nationalizes, confiscates or otherwise expropriates, intervenes, or assumes control of all or any substantial part of the Property of the Borrower or of any Subsidiary or of its Share Capital or commences a proceeding in furtherance of any of the foregoing, or (ii) takes any action that would dissolve the Borrower or any Subsidiary, prevent the Borrower or any Subsidiary from carrying on all or a substantial part of its business or limit the Borrower’s ability to fulfill its obligations hereunder or under any other Financing Documents.

6.1.6 Insolvency Events. Any Insolvency Event occurs.

6.1.7 Attachment; Judgments. (i) An attachment or analogous process is levied or enforced against any Property of the Borrower or any Subsidiary, or (ii) a final judgment, order or arbitral award is rendered against the Borrower or any Subsidiary or any of its Property, and such attachment, process, judgment, order or arbitral award is for an amount in excess of the equivalent of one million Dollars ($1,000,000).

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6.1.8 Failure to Maintain Relevant Authorizations. Any Relevant Authorization ceases to be in full force and effect and is not restored within thirty (30) days.

6.1.9 Material Adverse Effect. Any event occurs or any condition exists that, in the opinion of BlaO, has had, or could reasonably be expected to have, a Material Adverse Effect.

6.1.10 Moratorium. Any Authority of the Borrower’s Country or a Guarantor’s country declares any general payment delay, refusal to pay or acknowledge a payment obligation or repudiation or other action (whether or not formally announced), which in any such case, (i) relates to its debts or debts or any category of debts of borrowers in the relevant country not to be paid in accordance with their terms or (ii) prevents the availability of foreign exchange to the Borrower or any Guarantor for the purpose of performing any material obligation under this Agreement or any other Financing Document to which it is a party.

6.1.11 Security. BlaO ceases to hold for its sole and exclusive benefit a valid first priority perfected security interest in any part of the Security.

6.1.12 Abandonment; Interruption. The Borrower or any Guarantor ceases to carry on the Business for more than thirty (30) continuous days.

Section 6.2 Remedies.

If an Event of Default occurs and is continuing, BlaO may, by written notice to the Borrower, take any or all of the following actions:

(i) suspend or terminate the BlaO Loan Commitment;

(ii) declare the BlaO Loan, or such part of the BlaO Loan as is specified in the notice (with accrued interest thereon), and all other Obligations to be immediately due and payable (in the case where all Obligations are declared due and payable pursuant to this clause (ii), the Borrower acknowledges and agrees that, for purposes of Section 2.4.3(i) (Prepayment Fees and Costs), the payment thereof shall be deemed a prepayment subject to the prepayment fee described in Section 2.4.3(i)); and

(iii) exercise any other remedies that may be available to BlaO under any Financing Document or Applicable Law.

Section 6.3 Bankruptcy.

If any Insolvency Event occurs with respect to the Borrower, then (i) the BlaO Loan Commitment shall be automatically terminated, and (ii) all Obligations arising under this Agreement shall be automatically and immediately due and payable without any presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives (in the case where all Obligations become due and payable pursuant to this Section 6.3, the Borrower acknowledges and agrees that, for purposes of Section 2.4.3(i) (Prepayment Fees and Costs), the payment thereof shall be deemed a prepayment subject to the prepayment fee described in Section 2.4.3(i)).

BlaO Loan Agreement

CONFIDENTIAL

ARTICLE 7

Miscellaneous

Section 7.1 Notices.

Any notice, request, demand, approval or other communication to be issued under this Agreement or any other Financing Document shall be in writing. Subject to Section 7.10.4 (Applicable Law and Jurisdiction), any notice, request, demand or other communication may be delivered by hand, certified or registered airmail, internationally recognized courier service, or email. Notices shall be deemed to have been given when received; provided, that email delivery shall be effective only upon receipt of an acknowledgment from the intended recipient such as by the “return receipt requested” function, as available, reply email or other written acknowledgment; provided further, that BlaO may at any time require that any notice delivered by email be confirmed by any other means described herein to the party’s address specified below or at such other address as such party shall have designated by notice to the other party hereto and shall be effective upon receipt.

For the Borrower:

Merqueo S.A.S.

Carrera 97A No 9A-50

Bogotá, Colombia

Attention: Miguel Mc Allister

Alternative address for communications by electronic mail:

miguel@merqueo.com

With a copy (which does not constitute notice) to:
jmgarcia@merqueo.com

For BlaO:

BLUE LIKE AN ORANGE SUSTAINABLE CAPITAL LATIN AMERICA

HOLDINGS II S.A.R.L.

5, Allée Scheffer

L-2520 Luxembourg

Grand Duchy of Luxembourg

Attention: Emmanuelle Yannakis

Alternative address for communications by electronic mail:

Emmanuelle.yannakis@blueorangecapital.com

Section 7.2 English Language.

All documents to be furnished or communications to be made under this Agreement or any other Financing Document shall be in the English language and, where any original version of any such document or communication is not in English, shall, if requested by BlaO, be accompanied by an English translation certified by an Authorized Representative of the Borrower to be a true and correct translation of the original. BlaO may obtain an official or non-official English or Spanish translation of any Financing Document or any other document or communication received or prepared in any other language at the Borrower’s expense. BlaO may deem any such translation provided by the Borrower or otherwise obtained by BlaO to be the governing version.

BlaO Loan Agreement

CONFIDENTIAL

Section 7.3 Indemnity; Waiver of Consequential Damages.

7.3.1 The Borrower shall indemnify and hold harmless BlaO and its officers, directors, agents, employees, representatives, attorneys, Affiliates, successors and assigns (collectively, the “Indemnified Persons”) from and against any and all claims, actions, investigations, proceedings, suits, judgments, demands, damages (including foreseeable and unforeseeable compensatory damages and punitive claims), losses, liabilities (including liabilities for penalties), costs and expenses of any nature or kind whatsoever, whether actual or prospective, and regardless of whether any Indemnified Person is a party thereto, including all court costs and reasonable fees and disbursements of counsel on a full indemnity basis, arising out of or in connection with: (i) the execution, delivery or enforcement of, or the performance of any transaction contemplated under, this Agreement or any other Financing Document; (ii) the BlaO Loan or the use of Loan proceeds; (iii) any Transaction Taxes or Other Taxes arising in connection with payments made under any Financing Document and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto; (iv) any misrepresentation or omission with respect to the information provided to BlaO in connection with the BlaO Loan; or (v) any actual or prospective Action relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnified Person is a party thereto (all of the foregoing, collectively, the “Indemnified Liabilities”); provided, that, the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of any such Indemnified Person as determined by a non-appealable final judgment of a court of competent jurisdiction. The rights granted under this Section 7.3 are in addition to the rights granted under any other provision of this Agreement, under any other Financing Document, Applicable Law or otherwise. All amounts due by the Borrower to any Person hereunder shall be due and payable within five (5) Business Days of demand by such Person. This Section 7.3 shall survive repayment of the Obligations.

7.3.2 To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Financing Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Senior Loan or the use of the proceeds thereof. No Indemnified Person referred to in Section 7.3.1 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnified Person through telecommunications, electronic or other information transmission systems in connection with this Agreement or any other Financing Documents or the transactions contemplated hereby or thereby.

Section 7.4 Successors and Assigns.

7.4.1 This Agreement binds and benefits the respective successors and assignees of the parties; provided, however, that the Borrower shall not assign or delegate any of its rights or obligations under this Agreement or any other Financing Document without BlaO’s prior written consent. Any assignment or delegation by the Borrower in violation of this Section 7.4.1 shall be void ab initio.

7.4.2 BlaO may, without the need of any notice to or consent from any party or any other action, assign, participate or otherwise allot to one or more Persons (other than any Person that would qualify as a Competing Business) all or any portion of its rights and obligations under this Agreement, the Notes and the other Financing Documents.

7.4.3 BlaO may not assign at any time, its rights and obligations under this Agreement or any other Financing Document to any Person that would qualify as a Competing Business; provided, that if an Event of Default occurs and is continuing, BlaO may, without the need of any notice to or consent from any party or any other action, assign its rights and obligations under this Agreement or any other Financing Document to any Person that qualifies as a Competing Business (for the avoidance of doubt, without prejudice to BlaO’s rights under Section 7.4.2).

BlaO Loan Agreement

CONFIDENTIAL

Section 7.5 Counterparts.

This Agreement may be executed in several counterparts, each of which is an original, and all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 7.6 Confidential Information.

7.6.1 BlaO may disclose any documents or records of, or information relating to, the Borrower, its Subsidiaries, and their Property, business or affairs to: (i) any Person for the purpose of exercising any power, remedy, right, authority or discretion relevant to this Agreement or any other Financing Document including in connection with the defense by BlaO of any Action brought by any other party to a Financing Document; (ii) any Person pursuant to Applicable Law; (iii) any banking or other regulatory or examining authorities (whether governmental or otherwise) pursuant to and in accordance with whose instructions it and other banks must customarily comply; (iv) the directors, officers, employees, arrangers, co-lenders, attorneys, consultants, rating agencies, independent auditors and advisors (including any technical, financial and other advisors) of BlaO and IDB Invest, and their respective affiliates or related Persons; and (v) any Person in connection with any proposed sale, transfer, assignment, insurance, coverage or other disposition of BlaO’s rights under this Agreement or any other Financing Document.

7.6.2 The Borrower expressly authorizes BlaO to request from any Person information relating to the Borrower, and the Borrower agrees to hold each such Person harmless and exempt from any and all liability under Applicable Law in connection with the request for, and disclosure of, such information by such Person.

7.6.3 The Borrower acknowledges and agrees that, notwithstanding any other agreement between the Borrower and BlaO, disclosure by any such Person of any documents or records of, or information relating to, the Borrower, its Property, business or affairs in the circumstances contemplated by this Section 7.6 does not violate any duty owed to the Borrower by such Person under this Agreement, any other Financing Document or any such other agreement.

Section 7.7 Amendment.

Any amendment or waiver of, or any consent given under, this Agreement shall be effective only if in writing and, in the case of any amendment, signed by the Borrower and BlaO or their permitted successors and assigns.

Section 7.8 Savings of Rights; Remedies; No Waiver.

7.8.1 The rights and remedies of BlaO in relation to any misrepresentation or breach of warranty by the Borrower shall not be prejudiced by any investigation by or on behalf of BlaO into the Borrower’s affairs, by the execution or the performance of this Agreement or by any other act or thing that may be done by or on behalf of BlaO in connection with this Agreement and that might, apart from this Section 7.8, prejudice such rights or remedies.

BlaO Loan Agreement

CONFIDENTIAL

7.8.2 No course of dealing or waiver by BlaO in connection with any condition of Disbursement under this Agreement shall impair any right, power or remedy of BlaO with respect to any other condition of Disbursement, or be construed to be a waiver thereof.

7.8.3 No course of dealing and no failure or delay by BlaO in exercising, in whole or in part, any power, remedy, discretion, authority or other right under this Agreement or any other Financing Document shall waive or impair, or be construed to be a waiver of or an acquiescence in, such or any other power, remedy, discretion, authority or right under this Agreement, or in any manner preclude its additional or future exercise, nor shall the action of BlaO with respect to any default, or any acquiescence by it therein, affect or impair any right, power or remedy of BlaO with respect to any other default. The rights and remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by Applicable Law.

Section 7.9 Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provision in any other jurisdiction. Where terms of any Applicable Law resulting in such prohibition or unenforceability may be waived contractually, they are hereby waived by the parties hereto to the full extent permitted by Applicable Law so that this Agreement may be deemed valid, binding and enforceable in its entirety in accordance with its terms.

Section 7.10 Applicable Law and Jurisdiction.

7.10.1 This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York of the United States of America without regard to any conflict of laws principles thereof that would result in the general application of the law of any other jurisdiction.

7.10.2 The Borrower hereby irrevocably and unconditionally submits, for itself and its Property, to the non-exclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan and of the United States of America District Court for the Southern District of New York, and any appellate court from any thereof, in any Action arising out of or relating to this Agreement or any other Financing Document (other than the Notes and any Security Document) to which the Borrower is a party. Final judgment against the Borrower in any such Action shall be conclusive and may be enforced in any other jurisdiction including the Borrower’s Country by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by Applicable Law.

7.10.3 Nothing in this Agreement shall affect BlaO’s right to commence legal proceedings or otherwise sue the Borrower in the Borrower’s Country, in any other appropriate jurisdiction or concurrently in more than one jurisdiction or to serve process, pleadings and other legal papers upon the Borrower in any manner authorized by the laws of any such jurisdiction.

7.10.4 The Borrower agrees irrevocably to designate, appoint and empower Registered Agents Inc., with offices at 90 State Street, Suite 700, Office 40, Albany, New York, NY 12207, or such other Person located in the State of New York that BlaO approves is acceptable to it, as the Borrower’s authorized agent (the “Process Agent”) to receive on its behalf service of legal process in any Action that BlaO may bring in respect of this Agreement or any other Financing Document to which the Borrower is a party in any court specified in Section 7.10.2 above.

7.10.5 The Borrower shall, for so long as this Agreement is in effect, maintain a duly appointed and authorized agent in the State of New York acceptable to BlaO to receive for and on its behalf service of summons, complaint or other legal process in any Action that BlaO may bring in the State of New York in respect of this Agreement or any other Financing Document to which the Borrower is a party and shall keep BlaO advised of the identity and location of such agent.

BlaO Loan Agreement

CONFIDENTIAL

7.10.6 The Borrower further irrevocably consents that, if for any reason the Borrower has no authorized agent for service of process in the State of New York, then service of process may be made out of the courts referred to in Section 7.10.2 by mailing copies thereof by registered United States of America mail to the Borrower at its address specified in Section 7.1 (Notices). BlaO shall also send the Borrower by email a copy of any such process.

7.10.7 Service of process in the manner provided in this Section 7.10 in any Action shall be deemed personal service, accepted by the Borrower as such, and shall be valid and binding upon the Borrower for all the purposes of any such Action.

7.10.8 The Borrower irrevocably waives, to the fullest extent permitted by Applicable Law: (i) any objection that it may now or hereafter have to the laying of venue of any Action brought in any court referred to in this Section 7.10; (ii) any claim that any such Action brought in any such court has been brought in an inconvenient forum; and (iii) its right of removal of any matter commenced by BlaO in the courts of the State of New York to any court of the United States of America.

7.10.9 To the extent that the Borrower may, in any Action brought in any of the courts referred to in Section 7.10.2, a court of the Borrower’s Country or elsewhere arising out of or in connection with this Agreement, the Notes or any other Financing Document to which it is a party, be entitled to the benefit of any provision of law requiring BlaO in such Action to post security for the costs of the Borrower or to post a bond or to take similar action, the Borrower hereby irrevocably waives such benefit to the fullest extent now or hereafter permitted under the Applicable Law of the jurisdiction in which such court is located.

7.10.10  To the extent that the Borrower may be entitled in any jurisdiction to claim immunity for itself or its Property from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed) may be attributed to it or its Property, the Borrower irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted now or in the future by the laws of such jurisdiction.

7.10.11  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT TO WHICH THE BORROWER IS A PARTY OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

7.10.12 The parties have participated jointly in the negotiation and drafting of this Agreement and the other Financing Documents. The Borrower expressly acknowledges that it has had the opportunity to retain and consult with counsel of its choice admitted under the laws of the State of New York and that it has elected not to retain such counsel in connection with the negotiation and drafting of this Agreement and each other Financing Document governed by New York law. If an ambiguity or question of intent or interpretation arises, this Agreement and the other Financing Documents shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any other Financing Document, the relative bargaining power of the parties or the Borrower’s failure to retain counsel admitted under the laws of the State of New York.

BlaO Loan Agreement

CONFIDENTIAL

Section 7.11 Set-Off.

In addition to any rights and remedies of BlaO provided by Applicable Law, BlaO shall have the right upon any Obligation becoming due and payable by the Borrower (whether at stated maturity, by acceleration or otherwise) to set-off, appropriate and apply against any Obligation any deposits in any currency, and any other credits, indebtedness or claims in any currency, at any time held or owing by BlaO to or for the credit of the Borrower.

Section 7.12 Entire Agreement.

This Agreement and the other Financing Documents represent the final and complete agreement of the parties hereto with respect to the BlaO Loan, and all prior negotiations, representations, understandings, writings and statements of any nature with respect thereto are hereby superseded in their entirety by the terms of this Agreement and the other Financing Documents.

Section 7.13 No Third-Party Beneficiary.

Except as otherwise expressly provided in this Agreement, nothing contained in this Agreement shall be construed to create any right in, duty to, standard of care with respect to, or any liability to any Person who is not a party to this Agreement.

Section 7.14 Survival.

All representations and warranties made in this Agreement, in any other Financing Document and in any document, certificate or statement delivered pursuant hereto or in connection herewith and Section 2.6 (Currency and Place of Payment), Section 2.9 (Taxes), Section 2.12 (Payment of Fees, Costs and Expenses), Section 7.3 (Indemnity; Consequential Damages), and Section 7.10 (Applicable Law and Jurisdiction), together with any related provisions in Article 1 (Definitions; Interpretation) and definitions in Annex 1 (Definitions), shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment in full or expiration or termination of the BlaO Loan or the termination of this Agreement or any other Financing Document or any provision hereof or thereof.

Section 7.15 Term of Agreement.

This Agreement shall continue in force until the date on which BlaO is satisfied that (i) all amounts outstanding under the Financing Documents have been indefeasibly paid and discharged in full and (ii) BlaO is under no obligation to make any further Disbursement under this Agreement or any other Financing Document.

(Signature pages follow)

BlaO Loan Agreement

CONFIDENTIAL

IN WITNESS WHEREOF, the parties, acting through their duly Authorized Representatives, have caused this Agreement to be signed in their respective names, on the date first above written.

MERQUEO S.A.S.,
as Borrower

By:	/s/ Miguel Mc Allister
Name:	Miguel Mc Allister Reyes
Title:	CEO

BlaO Loan Agreement

CONFIDENTIAL

Blue like an Orange Sustainable Capital - Latin America Holdings II S.A.R.L.
as lender of the BlaO Loan

By:	/s/ Bertrand Badre
Name:	Bertrand Badre
Title:	Chief Executive Officer - Partner

By:	/s/ Emmanuelle Yannakis
Name:	Emmanuelle Yannakis
Title:	Chief Financial Officer - Partner

BlaO Loan Agreement

CONFIDENTIAL

ANNEX 1

DEFINITIONS

General Definitions.

“Acceptable Auditor” means any internationally recognized independent public accountants acceptable to BlaO.

“Accounting Principles” means International Financial Reporting Standards (formerly International Accounting Standards) (IFRS) promulgated by the International Accounting Standards Board (IASB), together with its pronouncements thereon from time to time, applied on a consistent basis.

“Action” means any action, claim, suit, other legal proceeding, arbitral proceeding, administrative proceeding, investigation or other claim.

“Additional Interest” has the meaning given to that term in Section 2.14 (Additional Interest).

“Additional Interest Calculation Period” means, in respect of the calculation of the Additional Interest, either (i) the six (6)-month period from January 1 through June 30 of the relevant Financial Year, or (ii) the relevant Financial Year, as the context may require.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

“Agreement” has the meaning provided in the preamble hereto.

“Amendment to Merqueo Brazil’s Organizational Documents” means an amendment to the articles of association of Merqueo Brazil, duly executed by the Borrower and Merqueo International as shareholders of Merqueo Brazil, in which a provision will be included stating the existence of the Security over the shares of Merqueo Brazil pursuant to the terms and conditions of the relevant Security Document.

“AML/CFT” means anti-money laundering and combating the financing of terrorism.

“Applicable Law” means any applicable statute, code, rule, regulation, treaty having the force of law, judgment, common or customary law or similar governmental restriction or directive by any Authority, in each case, as amended, re-enacted or replaced from time to time.

“Applicable Spread” means nine percent (9.0%) per annum; provided, that beginning with the 2023 Financial Year, such rate shall be increased by one and one half percent (1.5%) for each Financial Year in which Consolidated EBITDA is not positive, with such increase effective as of the commencement of the first Interest Period beginning after the conclusion of each such Financial Year; provided further, that in no event shall such rate exceed twelve and one half percent (12.5%) per annum.

Annex 1-1

BlaO Loan Agreement

CONFIDENTIAL

“Applicable Term SOFR” means Term SOFR published by the Term SOFR Administrator on the relevant Interest Rate Determination Date and corresponding to the prevailing:

(i)	one-month Term SOFR, if the period from the relevant Interest Payment Date to the next Interest Payment Date is between one (1) and sixty (60) days;

(ii)	three-month Term SOFR, if the period from the relevant Interest Payment Date to the next Interest Payment Date is between sixty-one (61) and one hundred thirty-five (135) days; or

(iii)	six-month Term SOFR, if the period from the relevant Interest Payment Date to the next Interest Payment Date is more than one hundred and thirty-five (135) days;

provided that:

(a)	when determining Applicable Term SOFR for the last Interest Period of the BlaO Loan, the reference period for Applicable Term SOFR shall be the same as the reference period for the preceding Interest Period;

(b)	if as of 5:00 p.m. (New York City time) on any Interest Rate Determination Date, Term SOFR for the relevant tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to Applicable Term SOFR has not occurred, then Applicable Term SOFR will be the Term SOFR for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR was so published, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Interest Rate Determination Date; and

(c)	if Applicable Term SOFR determined as provided above is in any event ever less than the Floor, then Applicable Term SOFR shall be deemed to be the Floor.

“Auditor” means Ernst & Young or any replacement Acceptable Auditor appointed by the Borrower as its auditor from time to time in accordance with this Agreement.

“Authority” means any supranational, national, regional or local government or political subdivision thereof, or any governmental, administrative, executive, legislative, arbitral, regulatory, fiscal or judicial body, department, commission, authority, tribunal or agency, or any superintendency, monetary authority or central bank, including the supervisory authority for banking and other financial institutions, and any Person, whether or not government-owned and howsoever constituted or called, that exercises the functions of any such entity or claims to have jurisdiction over such matters.

“Authorization” means any consent, license or approval (howsoever evidenced), registration, filing, notarization, certificate or exemption from, by or with any Authority, and all corporate, Shareholders’, creditors’ and any other third-party approvals or consents.

“Authorized Representative” means, as to any Person, any individual who is duly authorized by such Person to act for such Person, or with respect to financial matters, the chief financial officer or treasurer of such Person, and in the case of the Borrower or any Guarantor, in addition to the foregoing, an officer duly appointed to act on the Borrower or such Guarantor’s behalf under corporate documents duly registered with the competent Authority in the Borrower’s Country or other relevant jurisdiction and any Person whose name and specimen signature appear on the Certificate of Incumbency and Authority most recently delivered by the Borrower to BlaO (including, for the avoidance of doubt, in the case of Merqueo Mexico, an attorney-in-fact duly appointed and authorized).

“Benchmark” means, initially, Applicable Term SOFR; provided, that if a Benchmark Transition Event has occurred with respect to Applicable Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.16 (Benchmark Replacement Setting).

Annex 1-2

BlaO Loan Agreement

CONFIDENTIAL

“Benchmark Replacement” means the sum of: (i) the alternate benchmark rate that has been selected by BlaO giving due consideration to (a) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body at such time or (b) any evolving or then-prevailing market convention for determining a rate of interest for Dollar-denominated syndicated or bilateral credit facilities; and (ii) the Benchmark Replacement Adjustment; provided that, if at any time the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement and any other Financing Document.

“Benchmark Replacement Adjustment” means, for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by BlaO giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body at such time or (ii) any evolving or then-prevailing market convention for determining a rate of interest for Dollar-denominated syndicated or bilateral credit facilities.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of Interest Period, the timing and frequency of determining rates and making payments of interest and other administrative matters) that BlaO decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by BlaO in a manner substantially consistent with market practice (or, if BlaO decides that adoption of any portion of such market practice is not administratively feasible or if BlaO determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as BlaO decides is reasonably necessary in connection with the administration of the BlaO Loan and this Agreement).

“Benchmark Replacement Date” means the date on which a Benchmark Replacement becomes effective pursuant to Section 2.16 (Benchmark Replacement Setting).

“Benchmark Transition Event” means the occurrence of one or more of the following events:

(i)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative;

(ii)	the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; provided, that, at the time of such cessation, there is no successor administrator that will continue to provide the Benchmark; or

(iii)	the determination by BlaO that, in anticipation of the withdrawal of regulator support for the Benchmark, the use of one or more alternative benchmarks has become conventional in the market for Dollar-denominated floating rate syndicated or bilateral credit facilities.

“BlaO” has the meaning provided in the preamble hereto.

“BlaO Loan” has the meaning given to such term in in Section 2.1.1 (The BlaO Loan).

“BlaO Loan Commitment” has the meaning given to such term in in Section 2.1.1 (The BlaO Loan).

“Board of Directors” means, as to any Person, the board of directors of such Person or such other body performing similar functions with respect to such Person.

“Borrower” has the meaning provided in the preamble hereto.

Annex 1-3

BlaO Loan Agreement

CONFIDENTIAL

“Borrower’s Country” means the Republic of Colombia.

“Brazil” means the Federative of Republic of Brazil.

“Business” means the business of maintaining one or more websites for the online ordering and physical delivery of grocery goods in Latin America.

“Business Day” means (i) any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or the laws of the Republic of Colombia, or is a day on which banking institutions in New York or Colombia are authorized or required by Applicable Law to close, and (ii) solely for the purpose of determining Applicable Term SOFR, a U.S. Government Securities Business Day.

“Certificate of Incumbency and Authority” means a certificate provided to BlaO by the Borrower in the form of Exhibit 5 (Form of Borrower’s Certificate of Incumbency and Authority).

“Change in Law” means the occurrence, after the Effective Date (including any circumstance that is retroactive to a date prior to the Effective Date), of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Authority; provided, that notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following: (i) any Person holds, of record or beneficially, and possess the ability to vote (whether directly or indirectly) more than fifty percent (50%) of each class of outstanding Share Capital entitled to voting rights with respect to the Borrower free and clear of all Liens; (ii) any Person acquires Control of the Borrower; or (iii) the Borrower enters into any management, partnership, profit-sharing, joint-venture or royalty agreement or other similar agreement whereby its business or operations or that of its Subsidiaries are managed by, or a significant part of its or their net income or profits are shared with, any Person.

“Colombian Pesos” means the lawful currency of the Borrower’s Country.

“Commitment Fee” has the meaning given to that term in Section 2.12.1(i) (Fees).

“Commitment Termination Date” means the earliest of: (i) the first anniversary of the Effective Date; (ii) the date the BlaO Loan Commitment is cancelled in full in accordance with the terms of Section 2.10 (Suspension of Disbursements; Cancellation of BlaO Loan Commitment); (iii) the date of any prepayment of any part of the BlaO Loan; and (iv) any other date on which the BlaO Loan Commitment and the Borrower’s right to request further Disbursements are terminated in accordance with the terms of this Agreement; provided, that in the case of the Interest Reserve Amount only, if the Commitment Termination Date occurs pursuant to clauses (i) through (iv) above on any date on which any principal amount of the BlaO Loan remains outstanding and is not due and owing, then the Commitment Termination Date for the Interest Reserve Amount shall instead be the date falling sixty (60) days after the expiration of the Interest Reserve Period.

Annex 1-4

BlaO Loan Agreement

CONFIDENTIAL

“Competing Business” means any entity satisfying both of the following conditions: (a) one or any of its operating businesses is an online grocery retailer or grocery service provider; and (b) its business operations are primarily located in Latin America (including, for the avoidance of doubt, Mexico).

“Control” means, with respect to any Person, any other Person having the power, directly or indirectly, (i)  to vote more than fifty percent (50%) of the securities having ordinary voting power including for the election of directors of such Person; (ii) to appoint the majority of the administrators of such Person; (iii) to appoint a majority of the members of such Person’s Board of Directors; or (iv) to establish, direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; (“Controlling” and “Controlled” have corresponding meanings).

“Corporate Governance Action Plan” means the corporate governance action plan(s) developed by the Borrower, a copy of which is attached as Schedule 8 (Corporate Governance Action Plan).

“Costs” means any costs, expenses or losses incurred by BlaO in connection with the BlaO Loan, with any determinations thereof being made by BlaO, including: (i) any breakage of funds, termination costs and other unwinding costs, if positive, incurred by BlaO, taking into account the principal repayment schedule, the first scheduled repayment date for the BlaO Loan and the applicable Loan Final Maturity Date for the BlaO Loan; (ii) interest paid and/or payable to cover any unpaid amount; (iii) broken funding and redeployment costs; (iv) any foreign exchange loss and/or hedge liquidation costs; and (v) any loss, premium, penalty and expense that may be incurred in liquidating or employing deposits of, and/or borrowings from, third parties in order to fund and/or maintain all or any part of the BlaO Loan.

“Debt” means, with respect to any Person, the aggregate (as of the date of calculation) of all such Person’s obligations (whether actual or contingent) to pay or repay money, including:

(i)	all Financial Debt;

(ii)	any credit to such Person from a supplier of goods or services provided by deferral of the purchase price or under any installment purchase or other similar arrangement in respect of goods or services (except trade accounts in the ordinary course of business payable within ninety (90) days);

(iii)	all liabilities of such Person (actual or contingent) under any conditional sale or a transfer with recourse or obligation to repurchase, including by way of discount or factoring of book debts or receivables;

(iv)	all obligations of others secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the obligation secured thereby has been assumed; and

(v)	the amount of any obligation in respect of any guarantee or indemnity for any of the foregoing items (other than Financial Debt) incurred by any other Person.

“Default” means any event or condition that constitutes an Event of Default or any event or condition that, but for notice, lapse of time or the making of a determination, or any combination thereof, would constitute an Event of Default.

Annex 1-5

BlaO Loan Agreement

CONFIDENTIAL

“Derivative Transaction” means any swap agreement, cap agreement, collar agreement, futures contract, forward contract, option contract, or similar arrangement with respect to interest rates, currencies or commodity prices.

“Disbursement” means any disbursement of the BlaO Loan.

“Disbursement Account” means the bank account in the Republic of Panama and corresponding wire instructions provided in Exhibit 1 (Form of Disbursement Request) or any other bank account notified by the Borrower to BlaO on or prior to the delivery of any Disbursement Request.

“Disbursement Date” means the date on which the proceeds of a Disbursement are released by BlaO to the Borrower, which shall be a Business Day prior to the Commitment Termination Date on which BlaO is open for business.

“Disbursement Request” means a request for a Disbursement delivered by the Borrower to BlaO substantially in the form of Exhibit 1 (Form of Disbursement Request).

“Dollars” and the sign “$” mean the lawful currency of the United States of America.

“Effective Date” has the meaning provided in the preamble hereto.

“Equity Rights” means, in respect of a Person (other than an individual) any subscriptions, subscription bonuses, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders’ or voting trust agreements) for the issuance, subscription, sale, registration or voting of, or any securities convertible into, any Share Capital of such Person.

“Event of Default” means any event specified in Section 6.1 (Events of Default).

“Fee Letter” means each fee letter agreement to be entered into between each Senior Lender and the Borrower setting forth the fees payable in respect of the transactions contemplated herein and the other Financing Documents.

“Financial Covenants” has the meaning provided in Section 5.1.13 (Financial Covenants).

“Financial Debt” means all of the Borrower’s and its Subsidiaries’ obligations in respect of:

(i)	borrowed money, including the BlaO Loan;

(ii)	the outstanding principal amount of any bonds, notes, loan stock, commercial paper, acceptance credits, debentures and bills or promissory notes drawn, accepted, endorsed or issued by the Borrower or any Subsidiary;

(iii)	non-contingent obligations of the Borrower or any Subsidiary to reimburse any other Person in respect of amounts paid under a letter of credit, bank guarantee or similar instrument (excluding any such letter of credit or similar instrument issued for the Borrower’s or any Subsidiary’s account in respect of trade accounts incurred and payable in the ordinary course of business to trade creditors within ninety (90) days of the date that they are incurred and which are not overdue);

Annex 1-6

BlaO Loan Agreement

CONFIDENTIAL

(iv)	the amount of any obligation in respect of any capitalized leases to the extent such obligation is required to be capitalized and accounted for as a financial obligation of capital lease on a balance sheet of such Person under the Accounting Principles;

(v)	amounts raised under any other transaction having the commercial effect of a borrowing and that would be classified as a borrowing (and not as an off-balance sheet financing) under the Accounting Principles including under leases or similar arrangements entered into primarily as a means of financing the asset leased;

(vi)	the amount of the Borrower’s and its Subsidiaries’ obligations under any Derivative Transactions entered into in connection with the protection against or benefit from fluctuation in any rate or price (but only the net amount owing by the Borrower or its Subsidiaries after marking the relevant derivative transactions to market);

(vii)	any premium payable on a redemption or replacement of any of the foregoing items; and

(viii)	the amount of any obligation in respect of any guarantee or indemnity for any of the foregoing items incurred by any other Person.

“Financial Quarter” means each period commencing on the day after a Financial Quarter Date and ending on the immediately succeeding Financial Quarter Date.

“Financial Quarter Date” means each March 31, June 30, September 30 and December 31.

“Financial Year” means the accounting year of the Borrower and its Subsidiaries commencing each year on January 1 and ending on the following December 31 or such other period as the Borrower, with BlaO’s consent, designates as its accounting year.

“Financing Documents” means, collectively:

(i)	this Agreement;

(ii)	the IDB Invest Loan Agreement;

(iii)	each Note;

(iv)	the Security Documents;

(v)	the Guarantee Agreement;

(vi)	the IDB Invest Guarantee Agreement;

(vii)	the fee letters between the Borrower and each Senior Lender;

(viii)	all documents relating to the BlaO Loan or the IDB Invest Loan that are entered into after the Effective Date and designated as a Financing Document by BlaO and the Borrower or IDB Invest and the Borrower; and

(ix)	all other documents and certificates required to be delivered from time to time hereunder and thereunder.

Annex 1-7

BlaO Loan Agreement

CONFIDENTIAL

“First Repayment Date” means the first Interest Payment Date immediately following the date falling thirty (30) months after the first Disbursement Date.

“Floor” means zero percent (0%) per annum.

“Founders” means, together, Miguel Mc Allister, José Guillermo Calderón, Pablo González, and Sebastián Noguera.

“Guarantee Agreement” means an agreement entered into, or to be entered into, between the Guarantors and BlaO relating to the Guarantors’ primary, unconditional and irrevocable guarantee in favor of BlaO of all of the Borrower’s payment obligations to BlaO under the Financing Documents.

“Guarantors” means Merqueo Brazil, Merqueo International, and Merqueo Mexico.

“IDB” means the Inter-American Development Bank, an international organization established by the Agreement Establishing the Inter-American Development Bank among its member countries.

“IDB Group” means IDB Invest, IDB and the Multilateral Investment Fund.

“IDB Group List of Sanctioned Firms and Individuals” means the list of firms and individuals listed in, and accessible at: http://www.iadb.org/en/topics/transparency/integrity-at-the-idb-group/sanctioned-firms-and-individuals,1293.html or any successor website or location.

“IDB Invest” means the Inter-American Investment Corporation, an international organization established by the Agreement Establishing the Inter-American Investment Corporation among its member countries as lender of the IDB Invest Loan.

“IDB Invest Guarantee Agreement” means an agreement entered into, or to be entered into, between the Guarantors and IDB Invest relating to the Guarantors’ primary, unconditional and irrevocable guarantee in favor of IDB Invest of all of the Borrower’s payment obligations to IDB Invest under the Financing Documents.

“IDB Invest Loan” means a loan in an aggregate amount of up to the IDB Invest Loan Commitment to be funded by IDB Invest or, as the context may require, the outstanding principal amount thereof.

“IDB Invest Loan Agreement” means the agreement to be entered into between the Borrower and IDB Invest on or about the date hereof providing for the IDB Invest Loan Commitment.

“IDB Invest Loan Commitment” means the four million Dollar ($4,000,000) loan commitment to be made by IDB Invest to the Borrower pursuant to the IDB Invest Loan Agreement.

“IDB Invest Members” means the member countries of IDB Invest listed in Schedule 1 (Member Countries of IDB Invest).

“IDB Invest Put Option Agreement” means the Put Option Agreement dated as of June 4, 2021 among IDB Invest, IDB Invest acting as agent for IDB as administrator of the Clean technology Fund II, the Borrower and the Guarantors.

Annex 1-8

BlaO Loan Agreement

CONFIDENTIAL

“Increased Costs” means the amount certified in an Increased Costs Certificate to be the net incremental costs of, or reduction in return to, BlaO in connection with making or maintaining the BlaO Loan that results from:

(i)	any Change in Law; or

(ii)	any compliance with any request from, or requirement of, any central bank or other monetary or other Authority; or

(iii)	if the Interest Rate is calculated in accordance with Section 2.15 (Market Disruption), Increased Costs shall also include any difference between the Market Disruption Base Rate and the actual cost to BlaO of making, funding or maintaining the BlaO Loan for the relevant Interest Period;

that in any such case, subsequent to the Effective Date:

(a)	imposes, modifies or makes applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirements against Property of, or deposits with or for the account of, or credit extended by BlaO;

(b)	imposes a cost on BlaO as a result of its having made or committed to make the BlaO Loan or reduces the rate of return on the overall capital of BlaO that it would have been able to achieve had it not made or committed to make the BlaO Loan;

(c)	subjects BlaO to any Tax in respect of the BlaO Loan (other than a change in taxation of the overall net income of BlaO imposed by a jurisdiction to which BlaO is subject); or

(d)	imposes on BlaO any other cost or condition regarding the making or maintaining of the BlaO Loan.

“Increased Costs Certificate” means a certificate furnished by BlaO to the Borrower certifying: (a) the circumstances giving rise to the Increased Costs; (b) that the costs of BlaO have increased or its rate of return has been reduced; (c) the amount of Increased Costs; and (d) that BlaO has exercised reasonable efforts to minimize or eliminate the relevant increase or reduction; provided, that BlaO shall not be obliged to disclose any information that any Lender considers to be confidential in providing such certificate.

“Indemnified Liabilities” has the meaning provided in Section 7.3 (Indemnity; Waiver of Consequential Damages).

“Indemnified Persons” has the meaning provided in Section 7.3 (Indemnity; Waiver of Consequential Damages).

“Insolvency Event” means any of the following: (i) a court declares the Borrower or any Subsidiary bankrupt or insolvent; (ii) a petition seeking reorganization, intervention, surveillance, moratorium, liquidation, arrangement, adjustment, concurso or composition of or in respect of the Borrower or any Subsidiary under any Applicable Law is properly filed; (iii) a court appoints a receiver, liquidator, trustee, sequestrator, assignee, síndico, interventor (or similar official) of the Borrower or any Subsidiary or of any substantial part of its Property or Debt or orders the winding up, dissolution, re-organization or liquidation of its affairs; (iv) the Borrower or any Subsidiary itself takes any action to institute proceedings to be adjudicated bankrupt or insolvent, or consents to the commencement of bankruptcy or insolvency proceedings against it, or files a petition or answer or consent seeking reorganization or similar relief under any Applicable Law, or consents to the filing of any such petition or to the appointment of a receiver, liquidator, trustee, sequestrator, assignee, síndico, interventor (or similar official) of the Borrower or any Subsidiary or of any substantial part of its respective Property or Debt or fails to timely and appropriately contest any proceeding or petition described in (i), (ii) or (iii); (v) the Borrower or any Subsidiary makes a general assignment for the benefit of creditors; (vi) the Borrower or any Subsidiary admits in writing its inability or otherwise becomes unable to pay its debts generally as they become due; (vii) the Borrower or any Subsidiary is or becomes subject to judicial or extra-judicial reorganization or to any temporary administration or intervention by any Authority; or (viii) any other event occurs that under any Applicable Law would have an effect similar to any of those events listed above.

Annex 1-9

BlaO Loan Agreement

CONFIDENTIAL

“Intellectual Property” means all patents, letters patent (including applications, improvements, prolongations, extensions, and rights to apply therefor), logos, labels, designs, (whether registered or unregistered), copyrights, design rights, trademarks, and service marks (whether registered or unregistered), utility models, company names, business names, trade names, processes, know-how, confidential information, trade secrets, formulas, inventions, computer software, programs, and systems (including the benefit of any licenses, permits, consents or franchises relating to any of the above, and including applications, improvement, prolongations, extensions, and rights to apply therefor), and other similar rights, and all registrations with respect to any of the foregoing, whether owned, leased or licensed, or otherwise used by the Borrower or any of its Subsidiaries, and all fees, royalties, or other rights derived therefrom, or incidental thereto, in any part of the world. Notwithstanding the foregoing, “Intellectual Property” shall not include (i) non-exclusive software licenses and (ii) non-exclusive licenses that are not material to the operation of the business of the Borrower or any of its Subsidiaries.

“Intercreditor Agreement” means an agreement of that name entered into, or to be entered into, between BlaO and IDB Invest.

“Interest Payment Date” means the 15th day of each April and October of each year.

“Interest Period” means each six (6)-month period beginning on an Interest Payment Date and ending on the next following Interest Payment Date, except for the first period following each Disbursement for which it shall mean the period beginning on such Disbursement Date and ending on the next following Interest Payment Date.

“Interest Rate” means the rate of interest payable on the outstanding principal amount of the BlaO Loan from time to time, determined in accordance with Section 2.13 (BlaO Loan Interest).

“Interest Rate Determination Date” means the second (2nd) Business Day prior to the commencement of each Interest Period; provided, that the Interest Rate Determination Date for the first Interest Period following each Disbursement shall be the second (2nd) Business Day prior to the relevant Disbursement Date.

“Interest Reserve Amount” has the meaning provided in Section 2.2.4(i)(a) (Disbursement Procedure).

“Interest Reserve Period” has the meaning provided in Section 2.2.4(i) (Disbursement Procedure).

“Internationally Recognized Sanctions Lists” means sanctions lists maintained by the Office of Foreign Assets Control (OFAC) of the United States Department of Treasury, the United Kingdom of Great Britain and Northern Ireland, the United Nations and the European Union.

“Key Performance Indicators” means the key performance indicators listed in Schedule 7 (Key Performance Indicators).

“Lien” means any mortgage, pledge, charge, assignment, hypothecation, lien, security interest, title retention, preferential right (arising by operation of law or otherwise), trust arrangement, right of set-off, counterclaim or banker’s lien, privilege or priority of any kind having the effect of security, including any designation of loss payees or beneficiaries or any similar arrangement under any insurance policy.

Annex 1-10

BlaO Loan Agreement

CONFIDENTIAL

“List of Excluded Activities” means the list of activities not financed by BlaO set forth in Schedule 2 (List of Excluded Activities).

“Loan Final Maturity Date” means the date that occurs on the seventh (7th) anniversary of the Effective Date or, if such date is not an Interest Payment Date, then the next preceding Interest Payment Date.

“Mandatory Prepayment Event” has the meaning provided in Section 2.4.2 (Mandatory Prepayments).

“Market Disruption Base Rate” means an interest rate per annum equal to (i) the cost of funds of BlaO, determined in accordance with Section 2.15 (Market Disruption) or (ii) any other rate applicable pursuant to either Section 2.15.2(i) or Section 2.15.2(ii) as determined by BlaO.

“Market Disruption Event” has the meaning provided in Section 2.15.1 (Market Disruption).

“Material Adverse Effect” means a material adverse effect on: (i) the business, Property, liabilities, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole; (ii) the ability of the Borrower and its Subsidiaries taken as a whole to perform its obligations under any Financing Document to which it is a party; (iii) the rights or remedies of BlaO under the Financing Documents; or (iv) the validity or enforceability of any material provision of any Financing Document; or (v) the perfection, priority, enforceability or value of the Security.

“Merqueo Brazil” means Merqueo Comércio Varejista e Intermediação de Negócios Ltda., a company organized and existing under the laws of Brazil.

“Merqueo International” means Merqueo International S.A.S., a simplified stock corporation organized and existing under the laws of the Borrower’s Country.

“Merqueo Mexico” means Merqueo S.A. de C.V., a company duly incorporated under the laws of Mexico, a company incorporated under the laws of Mexico.

“Mexico” means the United Mexican States.

“Most Favored Lender Provisions” has the meaning provided in Section 5.1.16 (Most Favored Lender).

“Notes” has the meaning provided in Section 2.17.1 (Initial Notes).

“Obligations” means collectively:

(i)	the unpaid amount of principal of, and interest and Additional Interest on, the BlaO Loan (including default interest and ordinary interest accruing after the maturity of the BlaO Loan and after the filing of any petition in bankruptcy, or the commencement or occurrence of any Insolvency Event relating to the Borrower); and

(ii)	all expenses, Costs, fees and other obligations and liabilities of the Borrower under this Agreement or any other Financing Document to BlaO.

“Other Taxes” has the meaning provided in Section 2.9.1 (Taxes).

“Permitted Liens” means in respect of the Borrower and its Subsidiaries:

(i)	Liens created under or pursuant to any Security Document;

Annex 1-11

BlaO Loan Agreement

CONFIDENTIAL

(ii)	any Lien arising from any tax, assessment or other Lien arising by operation of law while the indebtedness underlying that Lien is not yet due or, if due, is being contested in good faith by appropriate proceedings and for the payment of which reserves, bonds, insurance or other security has been provided in an amount sufficient to promptly pay in full any amounts that the Borrower or the relevant Subsidiary may be ordered to pay on final determination of any such proceedings;

(iii)	the naming of BlaO as loss payee, beneficiary, or additional insured under the Borrower’s and its Subsidiaries’ insurance policies;

(iv)	the naming of additional insureds under the Borrower’s and its Subsidiaries’ insurance policies in the ordinary course of business;

(v)	mechanics’, materialmens’, construction and other similar Liens arising in the ordinary course of business that either (a) are not overdue for a period of more than ninety (90) days or (b) are for amounts being contested in good faith and by appropriate proceedings, so long as a bond or other security instrument has been posted or other adequate provision for payment thereof has been provided in such manner and amount as required by the Accounting Principles;

(vi)	Liens, pledges or deposits under worker’s compensation, unemployment insurance or other social security legislation;

(vii)	easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, licenses, restrictions on the use of property or minor imperfections in title that could not reasonably be expected to have a Material Adverse Effect; and

(viii)	any Lien securing a Debt on any asset of the Borrower in existence on the date of this Agreement which Lien and Debt are described in Schedule 4 (Permitted Liens) or any Lien securing an extension, renewal or refinancing of such Debt; provided that (a) such Lien is created over the assets that secured such Debt and (b) the principal amount of Debt secured by such Lien prior to such extension, renewal or refinancing is not increased, other than with respect to reasonable costs, fees and expenses incidental to such extension, renewal, or refinancing.

“Person” means any individual or any company, partnership, joint venture, firm, corporation, voluntary association, trust, enterprise, unincorporated organization or other corporate body or any Authority or any other entity whether acting in an individual, fiduciary or other capacity, including that Person’s successors and permitted assigns.

“PIK Fee” has the meaning provided in Section 2.12.1(ii) (Fees).

“Process Agent” has the meaning provided in Section 7.10.4 (Applicable Law and Jurisdiction).

Annex 1-12

BlaO Loan Agreement

CONFIDENTIAL

“Prohibited Practice” means any of the following: (i) impairing or harming, or threatening to impair or harm, directly or indirectly, any party or the property of the party to influence improperly the actions of a party (a “Coercive Practice”); (ii) an arrangement between two or more parties designed to achieve an improper purpose, including influencing improperly the actions of another party (a “Collusive Practice”); (iii) offering, giving, receiving, or soliciting, directly or indirectly, anything of value to influence improperly the actions of another party (a “Corrupt Practice”); (iv) any action or omission, including a misrepresentation, that knowingly or recklessly misleads, or attempts to mislead, a party in order to obtain a financial or other benefit or avoid an obligation (a “Fraudulent Practice”); (v) (a) destroying, falsifying, altering or concealing of evidence material to an IDB Group investigation or an investigation by BlaO, or making false statements to investigators with the intent to impede an IDB Group investigation or BlaO investigation; (b) threatening, harassing or intimidating any party to prevent it from disclosing its knowledge of matters relevant to an IDB Group investigation or BlaO investigation or from pursuing the investigation; or (c) acts intended to impede the exercise of the IDB Group’s or BlaO’s contractual rights of audit or inspection or access to information (each an “Obstructive Practice”); and (vi) the use of IDB Group or BlaO’s financing or resources for an improper or unauthorized purpose, committed either intentionally or through reckless disregard (a “Misappropriation”).

“Property” means any right or interest in or to assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Rate Setting Period” has the meaning provided in Section 2.15.2(ii) (Market Disruption).

“Receipt Account” has the meaning provided in Section 2.6.1 (Currency and Place of Payment).

“Relevant Authorization” means each Authorization that is or may be at any time necessary under Applicable Law: (a) for making the BlaO Loan and each Disbursement; (b) material for the Borrower and each of its Subsidiaries to conduct its business as it is contemplated to be carried on; (c) for the purposes of the BlaO Loan to be carried out in accordance with the Financing Documents; (d) in connection with the execution, delivery, validity and enforceability of the Financing Documents and the performance by each party thereto of its obligations thereunder; (e) for the enforcement by BlaO of its rights and remedies under the Financing Documents; (f) for the remittance to BlaO or its assigns in Dollars of all monies payable under or with respect to the Financing Documents; and (g) for the BlaO Loan and the Borrower and its Subsidiaries to comply with Applicable Law and Annex 2 (Environmental and Social Provisions).

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Restricted Payment” means (i) any dividend or distribution (whether in cash, Property or obligations) on, any other payment or deposit made on account of, any declaration of any dividend, distribution or similar payment in respect of, and the purchase, redemption, retirement or other acquisition of, any portion of the Borrower’s Share Capital (other than in connection with IDB Invest’s exercise of the put option under the IDB Invest Put Option Agreement) or Equity Rights in respect of the Borrower, including any dividends, distributions or other payments made or to be made by the Borrower to its Shareholders, Affiliates, or other Persons for or on account of capital reductions, repurchases or redemptions of outstanding stock, options or warrants, and investments in, and capital contributions, loans and advances to, the Borrower, and other similar payments in respect of Equity Rights; (ii) any payment, purchase, or retirement or other acquisition of any debt (whether or not subordinated), loan, account or other financial obligation owed to any Shareholder or Affiliate thereof (including any deposit or similar payment made to secure any such debt, loan, account or financial obligation); and (iii) any payment of development, management or operation fees to any Shareholder or Affiliate of the Borrower, except as set forth in the Founders’ employment or services agreements.

“Secured Property” means all Property, and the products and proceeds thereof, from time to time subject, or purported to be subject, to the Security.

Annex 1-13

BlaO Loan Agreement

CONFIDENTIAL

“Security” means the first priority Liens created, or purported to be created, over all of the shares of each Subsidiary under the Security Documents to secure all of the Obligations and the corresponding obligations owed to IDB Invest in respect of the IDB Invest Loan.

“Security Documents” means: (i) all agreements relating to the Security; and (ii) all other notices, consents, acknowledgements and documents necessary or advisable to perfect the security interest of the Senior Lenders in the Secured Property, as each may be amended, modified, supplemented, renewed or restated.

“Senior Lenders” means BlaO, IDB Invest and their successors and assigns.

“Senior Loans” means the BlaO Loan and the IDB Invest Loan.

“Share Capital” means, as to any Person (other than an individual), all shares of capital stock of any class or other ownership interests of any kind, however called, in such Person, and any and all warrants, subscription bonus, convertible debentures or debt, options or other rights to purchase, subscribe or otherwise acquire title to any of the foregoing.

“Shareholder” means any Person that owns Share Capital of the Borrower.

“SOFR” means the secured overnight financing rate published by the SOFR Administrator on the SOFR Administrator’s website, currently at http://www.newyorkfed.org, or any successor source identified by the SOFR Administrator from time to time.

“SOFR Administrator” means the Federal Reserve Bank of New York, as administrator of SOFR (or any successor administrator thereof from time to time).

“SPAC Transaction” means a transaction between or among the Shareholders and Rose Hill Acquisition Corporation (NASDAQ Ticker Symbol: ROSEU), a special purpose acquisition company (a “SPAC”), which results in the ownership of the Borrower’s Share Capital being held directly or indirectly by such SPAC and such SPAC: (i) continues to be subject to reporting requirements under the U.S. Securities Exchange Act of 1934; and (ii) continues to have its Share Capital listed and publicly traded on the NASDAQ Stock Exchange.

“Subsidiary” means, with respect to any Person, any entity: (i) over fifty percent (50%) of whose Share Capital is owned, directly or indirectly, by that Person; (ii) for which that Person may nominate or appoint a majority of the members of the Board of Directors; or (iii) that is otherwise Controlled by that Person.

“Tax Returns” means all returns, declarations, reports, estimates, information returns, statements and other documents of, relating to, or required to be filed with any Authority in respect of Taxes.

“Taxes” means all present and future taxes, charges, fees, duties, contributions, withholding obligations or other assessments of whatsoever nature levied by any Authority, together with any interest, penalties, additions to tax or other liabilities imposed thereon by any Authority.

“Term SOFR” means the forward-looking term rate based on SOFR administered by the Term SOFR Administrator.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (or any successor administrator of a forward-looking term rate based on SOFR selected by BlaO from time to time in its sole discretion).

“Transaction Taxes” has the meaning provided in Section 2.9 (Taxes).

“Unauthorized Share Transaction” means any transaction affecting or changing the Share Capital held or to be acquired by any Person in the Borrower (whether directly or indirectly, through the ownership by such Person of Share Capital in any other Person) if (i) (a) such transaction or such Person violates, or would result in the Borrower violating, the Applicable Laws of the Borrower’s Country, or (b) such Person is included in the Internationally Recognized Sanctions Lists or in the IDB Group List of Sanctioned Firms and Individuals and, (ii) such Person holds or would as a result of such transaction hold in aggregate in excess of five percent (5%) of the total Share Capital of the Borrower.

Annex 1-14

BlaO Loan Agreement

CONFIDENTIAL

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the U.S. Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Warehouse Leases” means the warehouse leases listed in Schedule 5 (Warehouse Leases).

Financial Definitions

“Adjusted EBITDA” means, for any period of determination and with respect to operations in Colombia, Mexico and Brazil, whether conducted directly or indirectly through the Guarantors or any other Subsidiaries of the Borrower, determined on a Consolidated Basis (but excluding operations in any other jurisdictions) in accordance with the Accounting Principles, the sum (determined without duplication) of: (i)  the Consolidated Operating Income for such period plus (ii) depreciation and amortization to the extent deducted when determining Consolidated Operating Income for such period plus/minus (iii) other applicable items, such as other Non-Cash Items not previously accounted for, if any, to the extent deducted/added when determining Consolidated Operating Income for such period.

“Capital Contributions” means, as of any Determination Date and in respect of the Determination Period ending on such Determination Date, any increase of debt and/or equity during such Determination Period of the Borrower and its Subsidiaries under the Accounting Principles on a Consolidated Basis.

“Capitalized Research & Development” means, as of any Determination Date and in respect of the Determination Period ending on such Determination Date, any research and development costs capitalized during such Determination Period of the Borrower and its Subsidiaries under the Accounting Principles on a Consolidated Basis.

“Cash Flow from Financing Activities” means, as of any Determination Date and in respect of the Determination Period ending on such Determination Date, the amount of cash flow from financing activities during such Determination Period of the Borrower and its Subsidiaries under the Accounting Principles on a Consolidated Basis.

“Cash Held at the Beginning of the Period” means, in respect of any Determination Period, the aggregate amount of cash and cash equivalents held by the Borrower and its Subsidiaries on a Consolidated Basis on the first day of the relevant Determination Period.

“Cash Flow Available for Debt Service” means, as of any Determination Date and in respect of the Determination Period ending on such Determination Date, the aggregate on a Consolidated Basis of the Borrower’s and its Subsidiaries’ (determined without duplication): (i) Net Cash Flow from Operations, plus (ii) Capitalized Research & Development, plus (iii) interest from the Right Use of Assets, plus (iv) interest on Debt, including any Additional Interest and fees, plus (v) any financial expense to the extent it has been deducted in determining Net Cash flow from Operations, minus (vi) Cash Flow from Financing Activities, plus (vii) Capital Contributions, minus (viii) Dividends, minus (ix) any other financial outflows other than Debt related amortization, interest and fees.

“Consolidated or Consolidated Basis” means, with respect to any Financial Statements to be provided, or any financial calculation or determination to be made, under or for purposes of this Agreement or any other Financing Document, the method referred to in Section 1.4 (Financial Calculations).

“Consolidated EBITDA” means, as of any Determination Date and in respect of the Determination Period ending on such Determination Date, for the Borrower and its Subsidiaries determined on a Consolidated Basis in accordance with the Accounting Principles, the sum (determined without duplication) of: (i) the Consolidated Operating Income for such Determination Period plus (ii) depreciation and amortization to the extent deducted when determining Consolidated Operating Income for such Determination Period plus/minus (iii) other applicable items, such as other Non-Cash Items not previously accounted for, if any, to the extent deducted/added when determining Consolidated Operating Income for such Determination Period.

“Consolidated Operating Income” means, as of any Determination Date and in respect of any period of determination ending on such Determination Date, for the Borrower and its Subsidiaries determined on a Consolidated Basis in accordance with the Accounting Principles, the sum (determined without duplication) of: (i) revenues, minus (ii) the cost of goods sold, minus (iii) general, administrative, and sale expenses, minus (iv) depreciation and amortization.

“Debt Service” means, as of any Determination Date and in respect of the Determination Period ending on such Determination Date, for the Borrower and its Subsidiaries determined on a Consolidated Basis in accordance with the Accounting Principles, the sum (determined without duplication) of: (i) all scheduled payments (whether or not actually paid) falling due on account of principal of Debt and interest and other charges on Debt, plus (ii) any payment made or required to be made to any debt service account under the terms of any agreement providing for Debt plus (iii) all payments (whether or not actually paid) falling due on account of operating leases, including interest and any other fees and charges related to such operating leases.

“Determination Date” means March 31, June 30, September 30, and December 31, of each year.

“Determination Period” means each period of four Financial Quarters ending on the relevant Determination Date.

“Dividends” means, as of any Determination Date and in respect of the Determination Period ending on such Determination Date, the aggregate amount of Restricted Payments made by the Borrower during such Determination Period (disregarding, for this purpose, the parenthetical relating to the IDB Invest Put Option Agreement in clause (i) of the definition of Restricted Payments herein).

“Financial Statements” means, with respect to any Person, as of any relevant date and period, such Person’s balance sheet, income statement, cash flow statement, statement of sources and uses of funds, statement showing changes in equity and any exhibits and notes thereto, which shall be prepared (i) in respect of the Borrower, in Colombian Pesos on a Consolidated Basis and (ii) in respect of each Subsidiary, in its respective local currency, all prepared on a consistent basis in accordance with the Accounting Principles.

Annex 1-15

BlaO Loan Agreement

CONFIDENTIAL

“IRR” means the internal rate of return on the BlaO Loan or portion thereof being prepaid, expressed as an annualized rate based on a three hundred sixty five (365)-day period used to discount each cash flow in Dollars in respect of the BlaO Loan or portion thereof being prepaid, calculated from the date or dates of such cash flows, and taking into account the amounts of the following, such that the present value of the aggregate of such cash flows equals zero:

(i)	each Disbursement of the BlaO Loan;

(ii)	all payments of interest, Additional Interest and fees made hereunder; and

(iii)	all principal payments made in respect of the BlaO Loan.

For avoidance of doubt, the IRR shall be the output value obtained using the ‘XIRR’ function of Microsoft Excel in which: (a) the cash flows and dates thereof set forth in the immediately preceding sentence shall be the inputs in the worksheet; and (b) the net cash inflows of interest, Additional Interest, fees and principal payments to BlaO shall be positive inputs and all Disbursements of the BlaO Loan shall be negative inputs in the worksheet.

“Maximum Net Debt to Consolidated EBITDA Ratio” means, as of any Determination Date, the ratio obtained by dividing (i) the outstanding Net Financial Debt as of such Determination Date by (ii) the aggregate amount of Consolidated EBITDA for the Determination Period ending on such Determination Date.

“Minimum Historical DSCR” means, as of any Determination Date, the ratio obtained by dividing (i) the sum (determined without duplication) of (a) the Cash Flow Available for Debt Service for the Determination Period ending on such Determination Date, plus (b) Cash Held at the Beginning of the Period for such Determination Period, by (ii) the Debt Service for such Determination Period.

“Minimum Prospective DSCR” means, as of any Determination Date, the ratio obtained by dividing (i) the sum (determined without duplication) of (a) the Cash Flow Available for Debt Service for the Determination Period ending on such Determination Date, plus (b) Cash Held at the Beginning of the Period for such Determination Period, by (ii) the Projected Debt Service for the Relevant Period immediately following such Determination Date.

“Net Cash Flow from Operations” means, for any Determination Period, the net cash flows from operations of the Borrower and its Subsidiaries determined on a Consolidated Basis in accordance with the Accounting Principles.

“Net Financial Debt” means, as of any Determination Date, (i) the sum (determined without duplication) of (a) the Borrower’s and its Subsidiaries’ Financial Debt plus (b) all remaining payments owing in respect of operating leases, minus (ii) cash and marketable securities, determined on a Consolidated Basis in accordance with the Accounting Principles.

“Non-Cash Items” means, with respect to any Person for any period, the net aggregate amount (which may be a positive or negative number) of all non-cash expenses and non-cash credits that have been subtracted or, as the case may be, added in calculating the net income of such Person during that period, including depreciation, amortization, deferred taxes, provisions for severance pay of staff and workers.

“Projected Debt Service” means, for any Relevant Period, for the Borrower and its Subsidiaries determined on a Consolidated Basis, the sum (determined without duplication) of: (i) all scheduled payments projected to fall due on account of principal of Debt and interest and other charges on Debt, plus (ii) any payment projected to be made or required to be made to any debt service account under the terms of any agreement providing for the Debt during the Relevant Period; provided, that, for the computation of interest payable during any period for which the applicable rate is not yet determined, that interest shall be computed at the rate in effect on the relevant date of calculation plus (iii) all scheduled payments projected to fall due on account of operating leases during such Relevant Period, including interest and any other fees and charges related to such operating leases.

“Relevant Period” means each period of four Financial Quarters immediately following a Determination Date.

“Right Use of Assets” means, as of any Determination Date, any right use of assets reflected on the Consolidated balance sheet of the Borrower and its Subsidiaries.

Annex 1-16

BlaO Loan Agreement

Execution Version

CONFIDENTIAL

ANNEX 2

ENVIRONMENTAL AND SOCIAL PROVISIONS

Section 1. E&S Definitions.

Capitalized terms used but not defined in this Annex 2 (Environmental and Social Provisions) shall have the meanings provided in Annex 1 (Definitions). The following terms are used in this Annex 2 and throughout this Agreement and all exhibits, schedules, plans, reports, and certifications presented and approved thereunder with the following meanings:

“Corrective Action Plan” means a corrective or mitigation plan, including a cost breakdown, allocation of responsibilities, and an implementation schedule, which, once initiated, will enable the Borrower to correct and remediate the damage and adverse effects resulting from any failure to comply with the Environmental and Social Action Plan, the Sustainability Policy, the Environmental and Social Standards and Guidelines, or the Environmental and Social Legislation, or to correct or mitigate the adverse effects of any Serious Incident.

“Environmental and Social Action Plan” means the plan prepared by the Borrower in accordance with Annex 2A (Environmental and Social Action Plan) attached to this Annex 2, which shall indicate the necessary actions, including the allocation of responsibilities and implementation schedule, for the purpose of ensuring that the design, operation, and maintenance of all the Borrower’s facilities, plants, and equipment meet and maintain compliance with the Environmental and Social Standards and Guidelines, the Environmental and Social Legislation and the Sustainability Policy.

“Environmental and Social Legislation” means all applicable statutes, laws, regulations, decrees, resolutions, codes, orders, plans, court decrees, and applicable judicial or administrative decisions or interpretations issued at the international, national, state, municipal, or sector level that govern or make reference to Environmental and Social Issues.

“Environmental and Social Monitoring Report” means the true, accurate and complete report on compliance with the environmental guidelines established in the Environmental and Social Action Plan, confirming compliance with said guidelines or detailing the noncompliance thereof, together with the remedial action taken to ensure compliance with said Environmental and Social Action Plan.

“Environmental and Social Standards and Guidelines” means sector-specific guidelines and performance standards that contain best environmental and social practices to be implemented by the company in the design, operation, and maintenance of all its facilities, plants, and equipment, pursuant to the Sustainability Policy and other guiding regulations and documents listed in the Environmental and Social Action Plan.

“Serious Incident” means an event of accident, death, spillage of hazardous substances, explosions, fire, environmental or social claims or suits, significant complaints from the public or environmental authorities, or significant personal injury, among others.

“Sustainability Policy” means the IDB Invest Environmental and Social Sustainability Policy (document CII/GP-16-15), available at: https://idbinvest.org/sites/default/files/2020-05/idb_invest_sustainability_policy_2020_EN.pdf.

Annex 2-1

BlaO Loan Agreement

Section 2. E&S Representations and Warranties.

2.1.	Environmental and Social Considerations. The Borrower declares that it and each of the Guarantors is in substantial compliance with the Environmental and Social Legislation, the Sustainability Policy and the applicable Environmental and Social Standards and Guidelines, with the exception of any action specifically noted in the Environmental and Social Action Plan as still pending with respect to achieving said substantial compliance.

Section 3. E&S Conditions Precedent to First Disbursement.

[Intentionally Omitted.]

Section 4. E&S Conditions Precedent to All Disbursements.

[Intentionally Omitted.]

Section 5. E&S Affirmative Covenants.

5.1.	Unless previously authorized in writing by BlaO, the Borrower shall, and shall cause each of the Guarantors to, comply with the following obligations set forth below:

(i)	Due Diligence and Use of Loan Proceeds. Conduct its business with due diligence, in an efficient and environmentally responsible manner, adhering fully to the customary practices in its area of business and ensuring that all its operations are carried out in accordance with market conditions. Execute the Environmental and Social Action Plan;

(ii)	Annual Reporting. Within no more than forty five (45) days from the close of each Financial Year, provide BlaO an Environmental and Social Monitoring Report;

(iii)	Laws, Rules, and Regulations. Conduct all its activities in accordance with all national, provincial, and municipal laws, rules, and regulations applicable to said activities, including any applicable Environmental and Social Legislation; and

(iv)	Licenses, Approvals or Permits. Maintain in force all licenses, approvals, and permits necessary for its business and operations, in general, including, but not limited to, those issued by any Governmental Authority and required by any Environmental and Social Legislation. Comply with and observe all conditions and restrictions contained in or imposed by any such licenses, approvals, or permits.

5.2.	Environmental and Social Considerations. Design, build, operate, and maintain all of the Borrower’s facilities, plants, and equipment in accordance with the requirements set forth in the Environmental and Social Action Plan, the Environmental and Social Legislation, the Environmental and Social Standards and Guidelines, and the Sustainability Policy. In the event that the Borrower or any Guarantor detects:

(i)	any noncompliance with the Environmental and Social Action Plan, the Environmental and Social Legislation, the Environmental and Social Standards and Guidelines, and/or the Sustainability Policy; or

Annex 2-2

BlaO Loan Agreement

(ii)	any Serious Incident, the Borrower shall:

(a)	notify BlaO within ten (10) Business Days from occurrence in the event of any such noncompliance, or within seventy-two (72) hours in the event of a Serious Incident, providing a reasonably detailed written description of such noncompliance or Serious Incident, including, but not limited to an account of (i) fatalities or serious injuries to personnel, and/or (ii) releases of hazardous substances, and/or (iii) unplanned releases, and/or (iv) explosions or fires;

(b)	shall engage, diligently and at its own expense, the services of a qualified professional satisfactory to BlaO, to investigate the noncompliance or Serious Incident and prepare a written report for BlaO describing the event, in the understanding that such report shall include a reasonable description of the event, detailing its extent, magnitude and impact; and

(c)	shall take, diligently and at its own expense, all the steps necessary to implement the pertinent Corrective Action Plan in a form and substance satisfactory to BlaO.

5.3.	Monitoring and Inspection Visits. At the request of BlaO, allow BlaO or the person it designates to visit and inspect the Borrower’s and each Guarantor’s properties; conduct appraisals; examine the applicable business records, accounting books, and tax returns; and request from the Borrower’s and each Guarantor’s officials information about the Borrower’s and each Guarantor’s activities, assets, operational activities, financial situation, operating results, outlook, and the state of its compliance with the requirements pertaining to the Environmental and Social Issues and the implementation of the Environmental and Social Action Plan, at appropriate times and with appropriate frequency (at least once a year).

Section 6. E&S Negative Covenants.

[Intentionally Omitted.]

Section 7. Events of Default.

7.1.	The Borrower fails to implement or comply with the Environmental and Social Action Plan and fails to remedy said noncompliance within thirty (30) days from BlaO’s corresponding written notice to the Borrower.

Annex 2-3

BlaO Loan Agreement